UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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SANGAMO BIOSCIENCES, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SANGAMO BIOSCIENCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 2, 2010

To the Stockholders of Sangamo BioSciences, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sangamo BioSciences, Inc., a Delaware corporation (the “Company” or “Sangamo”), will be held on Wednesday, June 2, 2010, at 9:00 a.m. Pacific time at 501 Canal Boulevard, Richmond, California 94804, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1. To elect eight directors to serve on the Board of Directors for a one-year term ending at the Annual Meeting held in 2011 or until their successors are duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010;

3. To approve the 2010 Employee Stock Purchase Plan (“Purchase Plan”), pursuant to which 2,100,000 shares of our common stock will be available for issuance; and

4. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 9, 2010 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of Sangamo will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of Sangamo. All stockholders are cordially invited to attend the meeting in person. To attend the meeting you will need a form of photo identification. If your shares are held in street name you will also need to bring proof of your ownership of our common stock, such as your most recent brokerage statement. Whether or not you plan to attend the meeting, please vote as soon as possible.

You may vote by mailing a completed proxy card, by telephone, or over the Internet. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be signed and returned or the shares represented thereby should be voted by telephone or over the Internet to assure that all your shares will be voted. You may revoke your Proxy at any time prior to the Annual Meeting by following the procedure described in this Proxy Statement. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Edward O. Lanphier II
President and Chief Executive Officer

Richmond, California

April 21, 2010

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on June 2, 2010:

The Proxy Statement and Annual Report on Form 10-K for 2009 are available at:

www.edocumentview.com/sgmo

YOUR VOTE IS VERY IMPORTANT

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. PLEASE REFER TO THE “VOTING BY MAIL, VIA THE INTERNET OR BY TELEPHONE” SECTION ON PAGE 3 OF THE PROXY STATEMENT FOR ALTERNATE VOTING METHODS.

SANGAMO BIOSCIENCES, INC.

501 Canal Boulevard

Richmond, California 94804

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 2, 2010

General

The enclosed Proxy (“Proxy”) is solicited on behalf of the Board of Directors of Sangamo BioSciences, Inc., a Delaware corporation (the “Company”, “Sangamo” or “we”), for use at the Annual Meeting of Stockholders to be held on June 2, 2010 (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. Pacific time at 501 Canal Boulevard, Richmond, California 94804. These Proxy solicitation materials are being mailed on or about April 27, 2010 to all stockholders entitled to vote at the Annual Meeting.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 9, 2010, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 45,090,286 shares of Sangamo’s common stock, par value $0.01, were issued and outstanding. No shares of Sangamo’s preferred stock, par value $0.01, were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on April 9, 2010. Stockholders may not cumulate votes in the election of directors.

Holders of fifty percent (50%) of the outstanding shares of our common stock must be present in person or represented by proxy at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Broker non-votes result from shares held of record by stock brokerage firms or financial institutions which are not voted due to the failure of the beneficial owners of those shares to provide voting instructions as to certain non-routine matters as to which such brokerage firms or financial institutions may not vote on a discretionary basis. One matter to be submitted to stockholder approval at the Annual Meeting, ratification of the appointment of Ernst & Young LLP (Proposal No. 2), is considered a “routine matter” and therefore brokerage firms or other financial institutions will not be precluded from voting in the absence of voting instructions from the beneficial owners of the shares. In the election of directors (Proposal No. 1), the eight nominees receiving the highest number of affirmative votes will be elected. Proposal No. 2 and the approval of the 2010 Employee Stock Purchase Plan (Proposal No. 3) each require the approval of the affirmative vote of a majority of the shares of our common stock present or represented and entitled to vote. Abstentions will have no effect on Proposal No. 1 but will be counted in the tabulation of the votes cast on Proposal No. 2 and Proposal No. 3 and will have the same effect as negative votes on that proposal. Broker non-votes for Proposal No. 1 and Proposal No. 3 will not be counted for purposes of determining whether a proposal has been approved and therefore will not have an effect on the outcome of the vote on such proposals. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than fifty percent (50%) of the outstanding shares of our common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Recommendations of the Board of Directors

The Company’s Board of Directors (the “Board of Directors” or the “Board”) recommends that you vote FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010 (Proposal No. 2), and FOR the approval of the Purchase Plan (Proposal No. 3).

Voting by Mail, via the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you direct. In the event no directions are specified, such proxies will be voted FOR the election of each of the nominees (Proposal No. 1), FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s year ending December 31, 2010 (Proposal No.2) and FOR the approval of the Purchase Plan (Proposal No. 3) and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting. You may revoke or change your proxy vote at any time before the Annual Meeting by sending a written notice of revocation or submitting another proxy with a later date to the Inspector of Elections of the Company at the Company’s executive offices before the beginning of the Annual Meeting. You may also revoke your proxy vote by attending the Annual Meeting and voting in person.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the bank or brokerage firm. Please check the voting instructions card provided by your bank or brokerage house for availability and instructions. If Internet or telephone voting is unavailable from your bank or brokerage house, please complete and return the enclosed voting instruction card in the self-addressed postage paid envelope provided.

Solicitation

Sangamo will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, Sangamo may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by directors, officers or employees of Sangamo. No additional compensation will be paid to these individuals for any such services.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Sangamo that are intended to be presented by such stockholders at Sangamo’s Annual Meeting in 2011 must be received no later than December 25, 2010, in order that they may be included in the Proxy statement and form of Proxy relating to that meeting. In addition, the Proxy solicited by the Board of Directors for the Annual Meeting in 2011 will confer discretionary authority to vote on any stockholder proposal presented at that meeting, if Sangamo does not receive notice of such proposal prior to March 6, 2011.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

At the Annual Meeting, eight directors are to be elected to serve until the next Annual Meeting of Stockholders or until a successor for such director is duly elected and qualified, or until the death, resignation or removal of such director. The eight director nominees receiving the highest number of affirmative votes will be elected. The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Nominees for Term Ending Upon the Annual Meeting of Stockholders in 2011

Edward O. Lanphier II, age 53, the founder of Sangamo BioSciences, Inc., has served as President, Chief Executive Officer and as a member of our Board of Directors since Sangamo’s inception in 1995. Mr. Lanphier has over twenty-five years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning biotechnology group. He currently serves on the board of directors of the Biotechnology Institute. Mr. Lanphier received a B.A. in biochemistry from Knox College. Mr. Lanphier brings extensive experience in executive management of biotechnology companies focused on the therapeutic development of biologics. In addition, Mr. Lanphier’s day to day leadership and intimate knowledge of Sangamo’s business and operations provide the Board with an in-depth understanding of the Company.

Paul B. Cleveland, age 53, has served as a member of our Board of Directors since November 2008 and is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Cleveland is currently Executive Vice President, Corporate Development and Chief Financial Officer of Affymax, Inc. From April 2004 to December 2005, he served as a managing director at Integrated Finance, Ltd., an investment bank. From September 1996 to April 2003, he served as a managing director at J.P. Morgan Chase and Co. (and a predecessor firm, Hambrecht & Quist), an investment bank. From January 1993 to September 1996, he was a partner at Cooley Godward LLP, a law firm. From December 1988 to December 1992, he was a corporate attorney at Sidley Austin LLP, a law firm, and from September 1981 to November 1988, he was a corporate attorney at Davis Polk & Wardwell, a law firm. Mr. Cleveland received a J.D. from Northwestern University School of Law and an A.B. from Washington University in St. Louis. Mr. Cleveland brings extensive experience in the areas of finance, investment banking and corporate and securities law to our Board. His experience as the chief financial officer of a biotechnology company provides additional insight to the Board of the operational, financial issues and best practices of such companies.

Stephen G. Dilly, M.B.B.S., Ph.D., age 50, has served as a member of our Board of Directors since March 2010. Since 2006, Dr. Dilly has served as President and Chief Executive Officer and a member of the Board of Directors of APT Pharmaceuticals, Inc., a specialty drug company focused on the development of inhaled cyclosporine for the prevention and treatment of chronic rejection in lung transplantation. From 2003 to 2006, he served as Chief Medical Officer and Senior Vice President of Development of Chiron BioPharma, a biotechnology company which was later acquired by Novartis International AG. From 1998 to 2003, he held various management positions at Genentech Inc., including Vice President of Development Sciences from 2002 to 2003. From 1988 to 1998, Dr. Dilly held various management positions in drug development with SmithKline Beecham in the U.K. During his career, Dr. Dilly has been closely associated with the development and launch of marketed drugs for many therapeutic areas, including Kytril, Paxil, Kredex, Requip, TNKase, Xolair, Avastin, Raptiva, Tarceva, Lucentis and Cubicin. Dr. Dilly currently serves as a member of the Advisory Board of Physic Ventures and the National Board of Advisors of the UC Davis Health System. In 1982, Dr. Dilly received an M.B.B.S., the equivalent of an M.D. in the U.S., from the University of London in the U.K. and a Ph.D. in Cardiac Physiology from University of London in 1988. Dr. Dilly brings medical expertise and significant drug development experience to our Board. Dr. Dilly’s extensive experience in all stages of drug development, from project prioritization through clinical trial design and data analysis to product launch, provides the Board with valuable insight into this process as the Company continues to advance and develop our ZFP TherapeuticTM pipeline.

William G. Gerber, M.D., age 63, has served as a member of our Board of Directors since June 1997 and is Chairman of the Compensation Committee and a member of the Audit Committee. Dr. Gerber is currently an investment partner at Bay City Capital, a life sciences venture capital fund management firm. From September 1999 until its merger into Nanogen, Inc. in December 2004, Dr. Gerber was President, Chief Executive Officer and a Director of Epoch Biosciences, Inc., a biomedical company. From April 1998 to July 1999, he was President of diaDexus LLC, a pharmacogenomics company. Previous to his appointment at diaDexus, he was Chief Operating Officer of Onyx Pharmaceuticals. Before joining Onyx in 1995, Dr. Gerber was with Chiron Corporation, a biotechnology company, where he was President of the Chiron Diagnostics business unit after Chiron’s merger with Cetus Corporation in December 1991. He joined Cetus in 1987 as Senior Director of Corporate Ventures and was named Vice President and General Manager of the PCR (Polymerase Chain Reaction) Division in November 1988. Dr. Gerber is on the board of directors of Conatus Pharmaceuticals, Inc., Aviir, Inc., Nexus Dx, Inc. and Vivaldi Biosciences. Dr. Gerber received B.S. and M.D. degrees from the University of California, San Francisco School of Medicine. Dr. Gerber brings significant experience in both executive and board positions in biotechnology companies and provides medical expertise as well as financial, management, risk assessment and corporate leadership skills to the Board.

John W. Larson, age 74, has served as a member of our Board of Directors since January 1996 and is Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Mr. Larson retired as a partner at the law firm of Morgan, Lewis & Bockius LLP in December 2009, which he joined in February 2003. He served as partner at the law firm of Brobeck, Phleger & Harrison LLP (Brobeck) from 1969 until retiring in January 2003, except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. From 1988 until March 1996, Mr. Larson was Chief Executive Officer of Brobeck. Mr. Larson serves on the boards of directors of Needham Funds, WageWorks, Inc. and MBA Polymers, Inc. Mr. Larson received a L.L.B. and a B.A., with distinction, in economics, from Stanford University. Mr. Larson’s extensive legal career and business background and his experience on the boards of numerous public and private companies provides the Board with substantial expertise in corporate governance, securities law and corporate transactions.

Steven J. Mento, Ph.D., age 58, has served as a member of our Board of Directors since May 2005 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee. He is President and Chief Executive Officer of Conatus Pharmaceuticals Inc. From 1997 to 2005 he was President and Chief Executive Officer of Idun Pharmaceuticals and prior to that, from 1982 to 1992, Dr. Mento held various positions at American Cyanamid Company. His last position was Director of Viral Vaccine Research and Development at Lederle-Praxis Biologicals, a business unit of American Cyanamid Company. In January of 1992, he joined Viagene, Inc. as Vice President of Research and Development. Dr. Mento was responsible for directing the company’s transition from basic research through initiation of the first company sponsored Phase I and Phase II clinical trials in the emerging field of gene therapy. In October of 1995, Chiron Corporation acquired Viagene, Inc., and renamed the company Chiron Viagene, Inc. Dr. Mento served as President of Chiron Viagene, Inc. and

Vice President of Chiron Corporation until August of 1997. Dr. Mento currently serves on the boards of BIOCOM, the Biotechnology Industry Organization (BIO), the BIO ECS Governing Body, the BIO Health Section Governing Body, the SDSU BioScience Center Scientific Advisory Board and Cal State San Marcos Advisory Council. Dr. Mento received a Bachelor of Arts, Master of Science, and a Ph.D. in microbiology from Rutgers University. He completed his post-doctoral fellowship in somatic cell genetics at the University of Toronto. Dr. Mento’s technical background and extensive operational experience in the early stages of the development of biologic drugs provide the Board with expertise in the management and development of our novel ZFP Therapeutic platform.

William R. Ringo, age 64, has served as Chairman of our Board of Directors since April 16, 2010. From April 2008 until his retirement in April 2010, Mr. Ringo was the Senior Vice President of Business Development, Strategy and Innovation at Pfizer Inc. and was responsible for guiding Pfizer’s overall strategic planning and business development activities. Prior to joining Pfizer, he served as an executive in residence at Warburg Pincus and Sofinnova Ventures. From August 2004 to April 2006, Mr. Ringo was President and Chief Executive Officer of Abgenix, Inc., a biotechnology firm focused on developing human antibodies as agents to treat cancer and other serious diseases. At Abgenix, he led efforts to transform the organization into a more focused product company by strengthening the senior management team and enhancing an existing partnership with Amgen, which acquired Abgenix in 2006. Mr. Ringo began his career at Eli Lilly & Company in 1973 and during his 28-year tenure he held a number of senior positions, including Product Group President for Oncology and Critical Care, President of Internal Medicine Products, President of the Infectious Diseases Business Unit and Vice President of Sales and Marketing for U.S. Pharmaceuticals. He retired from Lilly in 2001. From 2001 to 2007, he served on various boards of directors, including Encysive Pharmaceuticals, Inc., Inspire Pharmaceuticals, Inc. and InterMune, Inc. where he was the non-executive chairman of the Board of Directors after serving as interim Chief Executive Officer from June to September 2003. Mr. Ringo serves on the Board of Directors of BioCrossroads, a public-private collaboration of corporate, university, government and entrepreneurial leaders that supports Indiana’s life sciences research and corporate strengths in life sciences while encouraging business development in the region. He received a B.S. in Business Administration and an M.B.A. from the University of Dayton. Mr. Ringo’s extensive senior executive experience in both biotechnology and pharmaceutical companies provides valuable operational, commercial assessment and corporate leadership skills to the Board.

Thomas G. Wiggans, age 58, has served as a member of our Board of Directors since June 2008 and is a member of the Compensation Committee. Mr. Wiggans formerly served as Chairman and Chief Executive Officer of Peplin, Inc., which was acquired by LEO Pharma of Copenhagen, Denmark in November 2009. Prior to joining Peplin he served as Chief Executive Officer of Connetics Corporation, a biotechnology company, from 1994, and as Chairman of the Board from January 2006, until December 2006 when Connetics Corporation was acquired by Stiefel Laboratories. From 1992 to 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, a biotechnology company. From 1980 to 1992, Mr. Wiggans served in various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. Mr. Wiggans currently serves as a member of the boards of directors of Onyx Pharmaceuticals Inc. and Somaxon Pharmaceuticals, and the Board of Trustees of the University of Kansas Endowment Association. In addition, he is Chairman of the Biotechnology Institute, a non-profit educational organization. Mr. Wiggans received a B.S. in Pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University. Mr. Wiggans brings senior management and governance experience from both biotechnology and pharmaceutical companies and provides valuable operational, financial and corporate leadership skills to the Board.

Board Independence

The Board of Directors has determined that each of its current and nominated directors, except the Chief Executive Officer, is independent under applicable listing standard of NASDAQ.

Board Committees and Meetings

The Board of Directors held ten meetings during the year ended December 31, 2009. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted a written charter for each of these committees. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during 2009.

Audit Committee

The Audit Committee consists of three directors: Mr. Cleveland, Dr. Gerber and Dr. Mento, each of whom is independent under the applicable listing standard of NASDAQ and Securities and Exchange Commission rules. Mr. Cleveland was appointed as the Chairman of the Company’s Audit Committee in November 2008 upon joining the Board of Directors. The Board of Directors has determined that Mr. Cleveland is an “audit committee financial expert” as defined in SEC rules and has the requisite financial sophistication in accordance with the applicable NASDAQ listing standards. The Audit Committee held five meetings during 2009.

The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the risk management and internal controls of the Company and the Company’s compliance with legal and regulatory requirements. The Audit Committee interacts directly with, and evaluates the performance of, the independent registered public accounting firm, including determining whether to engage or dismiss the independent registered public accounting firm and to monitor the independent registered public accounting firm’s qualifications and independence. The Audit Committee also pre-approves all audit services and permissible non-audit services provided by the independent registered public accounting firm.

The Audit Committee Report is included herein on page 41. The Audit Committee has a charter, which was attached as Annex A to the Company’s proxy statement filed with the Securities and Exchange Commission on April 29, 2008.

Compensation Committee

The Compensation Committee consists of three directors: Dr. Gerber, Mr. Larson and Mr. Wiggans, each of whom is independent under applicable listing standard of NASDAQ. Mr. Gerber serves as the Chairman of this committee. The Compensation Committee’s responsibilities include (i) establishing compensation arrangements for the executive officers and setting the performance goals for their incentive compensation programs, (ii) administering cash compensation plans, (iii) evaluating the performance of executive officers and awarding incentive compensation, (iv) adjusting compensation arrangements as appropriate based upon performance and (v) reviewing and monitoring management development and succession plans and activities. A subcommittee of the Compensation Committee, the Compensation Subcommittee, consisting of Dr. Gerber and Mr. Wiggans, administers the Company’s stock plans and makes grants and awards thereunder. The Compensation Committee is authorized to delegate its authority to a subcommittee when appropriate. The Compensation Committee is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees.

The Compensation Committee held two meetings and executed two unanimous written consents in lieu of a meeting during 2009. The Compensation Committee has a charter, which is attached as Appendix A to this proxy statement. The Compensation Subcommittee held one meeting during the 2009 year.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors are Dr. Gerber, Mr. Larson and Mr. Wiggans. None of our Compensation Committee members has been an officer or employee of Sangamo at any time. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Mr. Larson, Mr. Cleveland and Dr. Mento, each of whom is independent under applicable listing standard of NASDAQ. Mr. Larson serves as the Chairman of this committee.

The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the size, identification, selection and qualification of the Board of Directors and candidates nominated for the Board of Directors and its committees, and develops and recommends governance principles applicable to the Company. The Nominating and Corporate Governance Committee was established in March 2004. The Nominating and Corporate Governance Committee executed two unanimous written consents in lieu of meetings during 2009.

The Nominating and Corporate Governance Committee has a charter, which was attached as Annex B to the Company’s proxy statement filed with the Securities and Exchange Commission on April 29, 2008.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Stockholder nominees will receive the same consideration that nominees of the Board receive. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must provide all information requested by the Nominating and Corporate Governance Committee relating to such recommendation, including the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to Investor Relations at the following address:

Investor Relations Department

Sangamo BioSciences, Inc.

501 Canal Boulevard

Richmond, CA 94804

Director Qualifications

The Nominating and Corporate Governance Committee will use a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. The Nominating and Corporate Governance Committee may assess character, judgment, business acumen and scientific expertise, and familiarity with issues affecting the biotechnology and pharmaceutical industries. Other qualifications will be determined on a case-by-case basis, depending on whether the Nominating and Corporate Governance Committee desires to fill a vacant seat or increase the size of the Board to add new directors. In addition, the Nominating and Corporate Governance Committee may also evaluate whether a potential director nominee’s skills are complementary to existing Board members’ skills or meet the Board’s need for operations, management, commercial, financial, or other expertise. While the Nominating and Corporate Governance Committee does not prescribe specific diversity standards, as a matter of practice, the Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics and experiences of current and prospective directors that reflect a broad range of perspectives in the Board’s decision making process.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, executive recruiting firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Dr. Stephen G. Dilly and Mr. William R. Ringo, who were appointed to the Board of Directors in March and April 2010, respectively, were recommended to the Nominating and Corporate Governance Committee as a director by Russell Reynolds Associates, Inc., an executive recruiting firm engaged by the Board of Directors.

Leadership Structure of the Board

Under our bylaws, the Board is not required to appoint our Chief Executive Officer as the Chairman of the Board, and the Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate. Currently two individuals serve these two positions. On April 16, 2010, the Board appointed William Ringo as the Chairman of the Board. The Chairman is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. In addition, our Chief Executive Officer, Mr. Edward Lanphier, also serves as a director of our Board. The Board believes that Mr. Lanphier’s membership as a director provides the Board with an in-depth understanding of our business operations because of his extensive experiences and knowledge of the day-to-day management of all aspects of our operations.

All of our directors, including our Chairman of the Board, are independent under applicable NASDAQ corporate governance rules, except for Mr. Lanphier, our Chief Executive Officer. The Board believes that the independent directors provide effective oversight of the Company. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions without Mr. Lanphier or any other members of management. We believe that our leadership structure of the Board is appropriate given the nature and size our businesses as it provides both effective independent oversight and expertise in the complexity and management of our operations as a life science company.

Oversight of Risk Management by the Board

Our Board of Directors is generally responsible for the oversight of corporate risk in its review and deliberations relating to Company activities and has determined that the Company’s principal source of risk falls into two categories, financial and product development and testing. The Audit Committee oversees management of financial risks; our Board of Directors regularly reviews information regarding the Company’s cash position, liquidity and operations, as well as the risks associated with each. The Board regularly reviews plans, results and potential risks related to our lead therapeutic development programs and other preclinical programs as well as financial and strategic risk related to our Company’s operations.

In addition, the Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and potential conflicts of interest. Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices for all employees including executives particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings of our stockholders. Three directors attended the 2009 Annual Meeting of Stockholders.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors, including the non-management directors, by sending a letter to the Sangamo Board of Directors, c/o Investor Relations, 501 Canal Boulevard, Richmond, California 94804. Stockholders who would like their submission directed to a particular member of the Board of Directors may so specify.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics, which is applicable to all employees and directors of the Company. A copy of our Code of Business Conduct and Ethics is available on our website at http://www.sangamo.com in the Investor Section under Corporate Governance. In the event that we make any amendments to or grant any waivers of, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore, on our website at http://www.sangamo.com, in the Investor section.

Director Compensation

The following table sets forth certain information regarding the compensation of each non-employee director for service as a member of the Board of Directors during 2009. No stock awards other than stock options were granted to the non-employee directors during 2009, and no stock awards other than stock options were held by non-employee directors during such year.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2) (3)	Total ($)
Paul B. Cleveland.	$30,500	$28,044	$58,544
William G. Gerber, M.D.	$28,000	$28,044	$56,044
John W. Larson	$25,000	$28,044	$53,044
Margaret A. Liu, M.D.*	$8,500	$—	$8,500
Steven J. Mento, Ph.D.	$24,500	$28,044	$52,544
Thomas G. Wiggans	$23,500	$28,044	$51,544
Michael C. Wood *	$10,500	$—	$10,500

(1)	Consists of the annual retainer fee and meeting fees for service as a member of the Board of Directors or any Board committee. For further information concerning such fees, see the section below entitled “Director Annual Retainer and Meeting Fees.”

(2)	Pursuant to the Automatic Option Grant Program in effect under the Company’s 2004 Stock Incentive Plan, Mr. Cleveland, Dr. Gerber, Mr. Larson, Dr. Mento and Mr. Wiggans each received an option to purchase 10,000 shares of common stock with an exercise price per share of $4.10 at the 2009 Annual Meeting, and each such option had an aggregate grant date fair value of $28,044 without adjustment for estimated forfeitures. Such grant date fair value was calculated in accordance with FASB ASC Topic 718, and the assumptions used in such calculation are set forth in Note 2 to the Company’s audited financial statements for the year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2010. For further information concerning the grant of options to non-employee directors under the Automatic Option Grant Program of the Company’s 2004 Stock Incentive Plan, see the section below entitled “2004 Stock Incentive Plan”.

(3)	As of December 31, 2009 the following non-employee directors or former directors held options to purchase the following number of shares of the Company’s common stock: Mr. Cleveland, 60,000 shares; Dr. Gerber, 90,000 shares; Mr. Larson, 90,000 shares; Dr. Liu, 80,000 shares; Dr. Mento, 35,556 shares; Mr. Wiggans, 60,000 shares and Mr. Wood, 80,000 shares.

*	From January 1, 2009 to June 4, 2009, Dr. Liu served on the Board of Directors, the Compensation Committee and the Compensation Subcommittee, and Mr. Wood served on the Board of Directors, the Audit Committee and the Nominating and Corporate Governance Committee. The compensation reported in the table reflects the compensation received by Dr. Liu and Mr. Wood for such period of service.

Director Annual Retainer and Meeting Fees

For 2009, each non-employee Board member received an annual cash retainer of $10,000, subject to pro-ration for directors who either joined or left the Board during the year. In addition, the non-employee Board member serving as the Chairman of the Audit Committee and the non-employee Board member serving as the Chairman of the Compensation Committee received an additional annual cash retainer of $5,000 and $2,500, respectively. Non-employee Board members also received the following additional cash payments for service during the 2009 year: $2,000 per Board meeting attended; $1,000 per Audit Committee meeting attended; and $1,000 per Compensation Committee meeting attended.

Effective January 1, 2010, each non-employee Board member will receive an annual cash retainer of $30,000, subject to pro-ration for directors who either join or leave the Board during the year. To the extent that the Board meets more than ten times in any year, each member of the Board will receive, for each meeting in excess of ten, a per meeting fee of $1,000 if attended in person and $500 if attended by video or telephone conference. The Chairman of the Board will receive an additional annual cash retainer of $45,000. In addition, the non-employee Board member serving as the Chairman of the Audit Committee and the non-employee Board member serving as the Chairman of the Compensation Committee will receive an additional annual cash retainer of $15,000 and $10,000, respectively. Each non-employee Board member serving as a member of the Audit Committee and/or the Compensation Committee, other than the Chairman, will receive an additional annual cash retainer of $7,500 and $5,000, respectively. Committee meeting attendance fees were eliminated effective January 1, 2010.

2004 Stock Incentive Plan

Under the Automatic Option Grant Program in effect under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”), each new non-employee Board member will receive, at the time of his or her initial election or appointment to the Board, an option to purchase 50,000 shares of common stock, provided such person has not previously been in the Company’s employ. In addition, on the date of each annual stockholders meeting, each continuing non-employee Board member who has served as a director for the previous six months will receive an option to purchase 10,000 shares of common stock. Each option granted under the Automatic Option Grant Program will have an exercise price per share equal to the fair market value per share of the Company’s common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee’s cessation of Board service. Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. The shares subject to each automatic option grant will vest in successive equal monthly installments upon completion of each month of Board service over a designated period. For the initial grant, the designated vesting period is three years, and for the annual grant the designated vesting period is one year. However, the shares subject to each automatic option grant will immediately vest upon (i) the optionee’s death or permanent disability while serving as a Board member, (ii) an acquisition of the Company by merger or asset sale, (iii) the successful completion of a tender offer for more than 50% of the Company’s outstanding voting stock or (iv) a change in the majority of the Board effected through one or more proxy contests for Board membership.

Pursuant to the Automatic Option Grant Program under the 2004 Plan, Mr. Cleveland, Dr. Gerber, Mr. Larson, Dr. Mento and Mr. Wiggans each received an option to purchase 10,000 shares of common stock with an exercise price per share of $4.10 at the 2009 Annual Meeting and Dr. Dilly and Mr. Ringo each received an option to purchase 50,000 shares of common stock with an exercise price per share of $5.42 and $6.05, respectively, at the time of their appointment to the Board. In addition, on the effective date of his appointment to the Board, Mr. Ringo received restricted stock units covering 10,000 shares of common stock outside of the Automatic Option Grant Program. The restricted stock units will vest in 24 equal monthly installments upon the completion of each month of Board service measured from the date of his appointment to the Board.

With the exception of Dr. Dilly and Mr. Ringo, all non-employee members of the Board elected at our 2010 Annual Meeting will receive an option to purchase 10,000 shares of common stock with an exercise price per share equal to the fair market value per share of the Company’s common stock on the date of the 2010 Annual Meeting under the Automatic Option Grant Program.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL TWO:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Ernst & Young LLP, independent registered public accounting firm for Sangamo during 2009, to serve in the same capacity for the year ending December 31, 2010, and is asking the stockholders to ratify this appointment. The decision of the Board of Directors to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. The affirmative vote of a majority of our shares of common stock present or represented at the Annual Meeting and entitled to vote is required to ratify the appointment of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of Sangamo and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young, LLP for the audit of the Company’s annual financial statements for 2009 and 2008, and fees billed for other services rendered by Ernst & Young, LLP during 2009 and 2008:

	2009	2008
Audit Fees and expenses (1)	$693,596	$521,638
Audit–related Fees	—	—
Tax Fees (2)	87,000	65,628
All Other Fees	—	—

Total	$780,596	$587,266

(1)	Includes fees and expenses for the audit of our annual financial statements included in our Form 10-K and the related audit of internal controls, review of interim financial statements included on Forms 10-Q, fees in connection with the completion of Sangamo’s underwritten public offering, fees in connection with the filing of the Company’s registration statements on Form S-3 and Form S-8 and services normally provided in connection with statutory and regulatory filings.

(2)	Includes fees for tax compliance, tax advice and tax planning services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, the Audit Committee must pre-approve all engagements of the independent registered public accounting firm for the performance of all audit and non-audit services that are not prohibited and the fees for such services. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. If the Chairman approves any such engagements, he will report that approval to the full Audit Committee not later than the next committee meeting.

The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by Ernst & Young, LLP is compatible with maintaining their independence. The Audit Committee has established a policy governing our use of Ernst & Young, LLP for non-audit services. Under the policy, management may use Ernst & Young, LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP to serve as Sangamo’s independent registered public accounting firm for the year ending December 31, 2010.

PROPOSAL THREE

APPROVAL OF THE 2010 EMPLOYEE STOCK PURCHASE PLAN

General

Our stockholders are being asked to approve the adoption of our new 2010 Employee Stock Purchase Plan (the “Purchase Plan”), under which 2,100,000 shares of our common stock will be reserved for issuance. The Purchase Plan was adopted by our Board of Directors on March 31, 2010, and the first offering period under the Purchase Plan will begin on May 3, 2010. However, no shares will actually be purchased in that offering period unless the Purchase Plan is approved by our stockholders at the Annual Meeting.

The Purchase Plan is designed to allow our eligible employees and those of our participating subsidiaries (whether now existing or subsequently acquired or established) to purchase shares of common stock at designated intervals through their accumulated payroll deductions or other permissible contributions under the Purchase Plan.

The Purchase Plan will serve as the successor to our 2000 Employee Stock Purchase Plan (the “predecessor plan”), and no additional offering periods will commence under that predecessor plan after November 1, 2009. The predecessor plan will terminate on April 30, 2010, in accordance with its terms, following the final purchase date under the predecessor plan on such date.

Approximately 2,100,000 shares of our common stock will remain available under the predecessor plan on that plan’s April 30, 2010 termination date. In order to assure that no additional stockholder dilution occurs as a result of the new Purchase Plan, the number of shares of common stock available for issuance under the new Purchase Plan is equal to the approximately 2,100,000 shares that will remain available for issuance under the predecessor plan on that plan’s termination date. These 2,100,000 shares represent approximately 4.7% of our shares outstanding as of March 17, 2010. In addition, although the share reserve under the predecessor plan increased each year pursuant to an evergreen feature in an amount equal to one percent of the total number of outstanding shares of our common stock on the last trading day of the immediately preceding year, no such evergreen increase feature has been included in the new Purchase Plan.

The following is a summary of the principal features of the new Purchase Plan. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. Any stockholder who wishes to obtain a copy of the actual plan documents may do so upon written request to our Corporate Secretary at our executive offices at 501 Canal Boulevard, Richmond, California, 94804.

Administration

The Purchase Plan will be administered by the Compensation Committee of our Board of Directors. As plan administrator, such committee will have full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan.

Securities Subject to the Purchase Plan

The number of shares of our common stock reserved for issuance under the Purchase Plan will be limited to 2,100,000 shares. The shares issuable under the Purchase Plan may be made available from authorized but unissued shares of our common stock or from shares of common stock repurchased by us, including shares repurchased on the open market.

Should any change be made to our outstanding common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding common stock as a class without our receipt of consideration or should the value of the outstanding shares of our common stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments will be made by the plan administrator to (i) the maximum number and/or class of securities issuable under the Purchase Plan, (ii) the maximum number and/or class of securities purchasable per participant during any offering period and on any one purchase date during that offering period, (iii) the maximum number and/or class of securities purchasable in total by all participants on any one purchase date and (iv) the number and/or class of securities and the price per share in effect under each outstanding purchase right. The adjustments will be made in such manner as the plan administrator deems appropriate and such adjustments shall be final, binding and conclusive.

Offering Periods and Purchase Rights

Shares of our common stock will be offered for purchase under the Purchase Plan through a series of successive offering periods. Unless otherwise specified by the plan administrator prior to the start of the applicable offering period: (i) each offering period will have a duration of twenty-four (24) months, and (ii) offering periods will commence on the first business day of May and the first business day of November each year.

The terms and conditions of each offering period may vary, and two or more offering periods may run concurrently under the Purchase Plan, each with its own terms and conditions. In addition, special offering periods may be established with respect to entities that are acquired by us or under such other circumstances as the plan administrator deems appropriate. However, the participants in each separate offering period will have equal rights and privileges under that offering in accordance with the requirements of the federal tax laws and regulations applicable to employee stock purchase plans.

Unless otherwise specified by the plan administrator prior to the start of the applicable offering period, each offering period will be comprised of four successive purchase intervals. Purchase intervals will run from the first business day in May to the last business day in October each year and from the first business day in November each year to the last business day in April in the following year, unless the plan administrator specifies different purchase intervals prior to the start of the applicable offering period.

The initial offering period under the Purchase Plan commenced on May 3, 2010 and has a maximum duration of twenty-four (24) months. However, no shares may be purchased in that initial offering period unless the Purchased Plan is approved by our stockholders at the Annual Meeting. If such stockholder approval is not obtained, then (i) the initial offering period, together with the Purchase Plan, will immediately terminate, (ii) all payroll deductions collected from participants in that offering period will be promptly refunded, and (iii) no further offering periods will commence under the terminated plan.

Should the fair market value per share of our common stock on any purchase date within an offering period be less than the fair market value per share of our common stock on the start date of that offering period, then the individuals participating in that offering period will, immediately after the purchase of our common stock on their behalf on such purchase date, be transferred from that offering period and automatically enrolled in the new offering period commencing on the next business day following such purchase date, provided the fair market value per share on the start date of that new offering period is lower than the fair market value per share of our common stock on the start date of the offering period in which they were currently enrolled.

Eligibility and Participation

Any individual who is employed on a basis under which he or she is regularly expected to work for more than twenty hours per week for more than five months per calendar year in the employ of any participating parent or subsidiary corporation (whether any such corporation is now in existence or is subsequently established at any time during the term of the Purchase Plan) will be eligible to participate in any offering period implemented under the Purchase Plan. However, for one or more distinct separate offering periods, the plan administrator may waive either or both of the twenty hour or five month service requirements.

To participate in a particular offering period, an eligible employee must complete and file the requisite enrollment forms on or before the start date of that offering period.

As of March 17, 2010, 82 employees, including 4 executive officers, were eligible to participate in the Purchase Plan.

Payroll Deductions and Stock Purchases

For each offering period, the plan administrator may allow contributions to the Purchase Plan to be effected in the form of periodic payroll deductions or one or more other permissible forms specified by the plan administrator prior to the start date of the applicable offering period. However, all contributions, whether in the form of payroll deductions or other mode, must be based solely on either the participant’s cash earnings or base salary, as determined by the plan administrator prior to the start of the offering period and may not exceed fifteen percent of that base salary or those cash earnings, unless the plan administrator authorizes a different maximum percentage prior to the start date of the applicable offering period.

The accumulated contributions will automatically be applied to the acquisition of common stock at six-month intervals. Accordingly, on each such purchase date (the last business day in April and October each year, unless the plan administrator specifies other purchase date prior to the start of the applicable offering period), each participant’s payroll deductions or other permitted form of contribution accumulated for the purchase interval ending on that purchase date will automatically be applied to the purchase of whole shares of common stock at the purchase price in effect for the participant for that purchase date. The first purchase under the Plan is expected to occur on October 29, 2010.

Purchase Price

The purchase price of the common stock acquired on each semi-annual purchase date will be fixed by the plan administrator at the start of each offering period and will not be less than eighty-five percent of the lower of (i) the fair market value per share of our common stock on the start date of the offering period or (ii) the fair market value on the purchase date.

The fair market value per share of our common stock on any particular date under the Purchase Plan will be deemed to be equal to the closing price per share on such date on the national stock exchange serving as the primary market for our common stock at that time. On March 17, 2010, the fair market value of our common stock determined on such basis was $5.79 per share, the closing price per share on that date on the Nasdaq Global Market.

Special Limitations

The Purchase Plan imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

•

Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of our common stock (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding at any time.

•

Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of our outstanding stock or the outstanding stock of any of our affiliates.

•	No participant may purchase more than 2,000 shares of common stock on any one purchase date or more than 8,000 shares per offering period.

•	The maximum number of shares of common stock purchasable in total by all participants on any one purchase date will be limited to 200,000 shares.

The plan administrator will have the discretionary authority to increase or decrease the per participant and total participant purchase limitations as of the start date of any new offering period under the Purchase Plan, with the new limits to be in effect for that offering period and each subsequent offering period. As indicated above, the applicable limitations will be adjusted for any stock split, stock dividend, stock reclassification or similar transaction affecting the number of shares of our outstanding common stock without our receipt of consideration.

Termination of Purchase Rights

The participant may withdraw from the Purchase Plan at any time up to the next scheduled purchase date, and his or her accumulated payroll deductions or other permitted contributions for the purchase interval in which that purchase date occurs will, at the participant’s election, either be applied to the purchase of shares on the next scheduled purchase date or be refunded immediately.

The participant’s purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions or other permitted contributions which the participant may have made for the purchase interval in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of common stock.

Stockholder Rights

No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf and the participant has become a holder of record of the purchased shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.

Change in Control

Should we be acquired by merger, or should there occur a sale of substantially all of our assets or of securities possessing more than fifty percent of the total combined voting power of our outstanding securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such transaction. The purchase price will not be less than eighty-five percent of the lower of (i) the fair market value per share of common stock on the start date of the offering period in which such transaction occurs or (ii) the fair market value per share of common stock immediately prior to such transaction. The actual percentage purchase price will be equal to the percentage purchase price previously set by the plan administrator for the offering period in which the transaction occurs.

The limitation on the maximum number of shares purchasable by each participant (but not the limitation on all participants in the aggregate) on any one purchase date will be applicable to any purchase date attributable to such transaction.

Share Pro-Ration

Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Purchase Plan, then the plan administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions or other permitted contributions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock pro-rated to such individual, will be refunded.

Amendment and Termination

The Purchase Plan will terminate upon the earliest to occur of (i) the last business day in April 2020, (ii) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights or (iii) the date on which all purchase rights are exercised in connection with a change in control or ownership.

Our Board of Directors may alter or amend the Purchase Plan at any time to become effective as of the start date of the next offering period thereafter. In addition, the Board of Directors may suspend or terminate the Purchase Plan at any time to become effective immediately following the close of any purchase interval.

In no event may our Board of Directors effect any of the following amendments or revisions to the Purchase Plan without the approval of the stockholders: (i) increase the number of shares of our common stock issuable under the Purchase Plan, except for permissible adjustments in the event of certain changes in our capitalization or (ii) modify the eligibility requirements for participation in the Purchase Plan.

Predecessor Plan Purchases

The following table sets forth, as to our Chief Executive Officer, our Chief Financial Officer, our other named executive officers in the Summary Compensation Table that appears later in this Proxy Statement and the other individuals and groups indicated, the number of shares of our common stock purchased under the predecessor plan from January 1, 2009 through March 17, 2010 and the weighted average purchase price paid per share.

Name and Position	Number of Shares Purchased (#)		Weighted Average Purchase Price ($)
Edward O. Lanphier II, President and Chief Executive Officer	0	*	N/A
H. Ward Wolff, Executive Vice President and Chief Financial Officer	3,924		$3.54
Dale G. Ando, M.D., Vice President of Therapeutic Development and Chief Medical Officer	4,000		$3.54
Philip D. Gregory, D. Phil., Vice President of Research and Chief Scientific Officer	0		—
David G. Ichikawa, Senior Vice President of Business Development	0		—
All current executive officers as a group (2 persons)	7,924		$3.54
All employees, including current officers who are not executive officers, as a group (55 persons)	133,188		$3.54

*	As a 5% stockholder, Mr. Lanphier is not eligible to participate in either the predecessor or the new Purchase Plan.

New Plan Benefits

Purchase rights will be granted under the Purchase Plan on May 3, 2010, to H. Ward Wolff, our Chief Financial Officer and three named executive officers, Dale G. Ando, M.D., Philip D. Gregory, D. Phil. and David G. Ichikawa as well as 78 other employees who are eligible to participate in the plan. Each purchase right provides such individual with the right to purchase up to 2,000 shares of our common stock on each semi-annual purchase date within the twenty-four (24)-month offering period that will begin on May 3, 2010 at a purchase price per share equal to the lower of (i) eighty-five percent (85%) of the fair market value per share on May 3, 2010 or (ii) eighty-five percent (85%) of the fair market value per share on the applicable purchase date.

However, no shares may actually be purchased pursuant to those purchase rights unless the Purchase Plan is approved by our stockholders at the Annual Meeting.

Federal Tax Consequences

The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which such shares were acquired or within one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of that offering period, and any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such sale or disposition.

If the participant still owns the purchased shares at the time of death, then the participant will recognize ordinary income at such time equal to the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of the offering period in which those shares were acquired.

Accounting Treatment

The grant date fair value of each purchase right granted will be charged as a direct compensation expense to our reported earnings over the offering period to which that purchase right pertains. The grant date fair value of each such purchase right will be determined in accordance with an appropriate Black-Scholes option valuation formula that satisfies the standards of FASB Accounting Standards Codification Topic 718.

Vote Required

The affirmative vote of a majority of our shares of common stock present or represented at the Annual Meeting and entitled to vote on this Proposal is required for approval of the Purchase Plan. Should such stockholder approval not be obtained, then both the Purchase Plan and the initial offering period which began under the Purchase Plan on May 3, 2010 will immediately terminate, (ii) all payroll deductions collected from participants in that offering period will be promptly refunded, and (iii) no further offering periods will commence under the terminated plan.

Recommendation of Board of Directors

Our Board of Directors believes that it is in our best interests to provide our employees with the opportunity to acquire an ownership interest in our Company through their participation in the Purchase Plan and thereby encourage them to remain in our employ and more closely align their interests with those of the stockholders.

Our Board of Directors recommends that the stockholders vote FOR the approval of the implementation of the Purchase Plan.

OTHER MATTERS

Sangamo knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

MANAGEMENT

Executive Officers

The following table sets forth information regarding our named executive officers as of March 17, 2010:

Name	Age	Position
Edward O. Lanphier II	53	President, Chief Executive Officer and Director
H. Ward Wolff	61	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Dale G. Ando, M.D.	55	Vice President, Therapeutic Development and Chief Medical Officer
Philip D. Gregory, D. Phil	39	Vice President, Research and Chief Scientific Officer
David G. Ichikawa	57	Senior Vice President, Business Development

Edward O. Lanphier II, the founder of Sangamo BioSciences, Inc., has served as President, Chief Executive Officer and as a member of our Board of Directors since Sangamo’s inception in 1995. Mr. Lanphier has over twenty-five years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning biotechnology group. He serves on the board of directors of the Biotechnology Institute. Mr. Lanphier received a B.A. in biochemistry from Knox College.

H. Ward Wolff has served as Executive Vice President and Chief Financial Officer since December 2007. Prior to his appointment as Executive Vice President and Chief Financial Officer, Mr. Wolff served as a member of the Company’s Board of Directors from June 2006 through December 2007, serving as Chairman of the Audit

Committee. Prior to joining the Company, Mr. Wolff served as Senior Vice President, Finance and Chief Financial Officer of Nuvelo, Inc. (now ARCA biopharma, Inc.) from July 2006 to August 2007 and Chief Financial Officer and Senior Vice President, Finance, of Abgenix, Inc. from September 2004 to April 2006. From July 2002 to December 2003, Mr. Wolff served as Chief Financial Officer of QuantumShift. From 1998 to January 2002, he was Senior Vice President and Chief Financial Officer of DoubleTwist, Inc. From 1992 to 1998, he was Senior Vice President of Finance and Administration and Chief Financial Officer of Premenos Technology Corporation. From 1985 to 1992, Mr. Wolff was an Executive Director of Russell Reynolds Associates, Inc. From 1974 to 1985, Mr. Wolff held numerous positions with Price Waterhouse & Co., as a certified public accountant, including Senior Audit Manager. Mr. Wolff serves on the boards of directors of Portola Pharmaceuticals, Inc. and MAP Pharmaceuticals, Inc. Mr. Wolff received a B.A. in Economics from the University of California at Berkeley and an M.B.A. from Harvard Business School.

Dale G. Ando, M.D. has served as Vice President, Therapeutic Development and Chief Medical Officer since August 2004. Dr. Ando has held senior positions in therapeutic product development in several biotechnology companies. From 1997 until he joined Sangamo in 2004, he was Vice President, Clinical Research at Cell Genesys, Inc. While at Cell Genesys, Dr. Ando directed the development of Phase I-III GVAX programs, oncolytic virus programs and Phase I/ II trials of chimaeric T-cell receptor products in HIV and cancer. From 1992 to 1997, Dr. Ando served as director of clinical gene therapy at Chiron Corporation. From 1997 to 2001 Dr. Ando served as a member of the Recombinant DNA Advisory Committee (RAC) and the Adenoviral Safety Committee for the National Institutes of Health (NIH). Dr. Ando began his career as a faculty member at UCLA Medical School in the Division of Rheumatology. He received his M.D. and Internal Medicine training at the University of Michigan and a B.S. in Chemistry from Stanford University. Dr. Ando is board certified in internal medicine and is a subspecialist in Rheumatology.

Philip D. Gregory, D. Phil. has served as Chief Scientific Officer since July 2009 and Vice President, Research since October 2005. He joined Sangamo in December 2000 as a Scientist, became a Team Leader in October 2001 and Senior Director, Research in July 2003. Prior to joining the company, Dr. Gregory was at the University of Munich, Germany, where he studied the role of chromatin structure in gene regulation and published extensively in this field. Dr. Gregory received a D. Phil. in biochemistry from the University of Oxford and a B.Sc. in microbiology from the University of Sheffield.

David G. Ichikawa has served as Senior Vice President, Business Development since December 2004. Prior to joining Sangamo, from February 2002 to September 2004, Mr. Ichikawa was Chief Business Officer for Sagres Discovery, where he was responsible for corporate strategy and business development activities. While at Sagres he negotiated a major collaboration with Boehringer Ingelheim, the strategic acquisition of MemRx Corporation and played a critical role in the acquisition of Sagres by Chiron Corporation. Prior to Sagres Discovery, from 1994 to February 2002, Mr. Ichikawa held several positions with Chiron Corporation including Vice President, R&D Business Development and Finance. Mr. Ichikawa received an M.B.A. from the University of California at Berkeley and a B.S. from the University of California at Davis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to Sangamo with respect to the beneficial ownership of common stock as of March 17, 2010, by (i) all persons who are beneficial owners of five percent (5%) or more of our common stock based on 45,071,893 shares outstanding as of March 17, 2010, (ii) each director and each nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation of this Proxy Statement and (iv) all current directors and named executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Sangamo BioSciences, Inc., 501 Canal Boulevard, Richmond, CA 94804. Except as otherwise indicated or to the extent authority may be shared by both spouses under applicable law, and subject to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Except as otherwise indicated in the footnotes to the table or for shares of common stock held in brokerage accounts, which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as securities for any outstanding loan or indebtedness.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (15)
BlackRock, Inc. (1)	2,791,246	6.2%
40 East 52nd Street New York, NY 10022
Edward O. Lanphier II (2)	2,947,074	6.5%
Paul B. Cleveland (3)	32,777	*
Stephen G. Dilly, M.B.B.S., Ph.D. (4)	—	*
William G. Gerber, M.D. (5)	157,466	*
John W. Larson (6)	402,326	1.0%
Steven J. Mento, Ph.D. (7)	54,666	*
William R. Ringo (8)	—	*
Thomas G. Wiggans (9)	41,111	*
H. Ward Wolff (10)	435,595	1.0%
Dale G. Ando, M.D. (11)	467,491	1.0%
Philip D. Gregory, D. Phil. (12)	312,849	*
David G. Ichikawa (13)	226,249	*
All current directors and named executive officers as a group (12 persons) (14)	5,077,604	11.3%

*	Less than one percent.

(1)	According to a Schedule 13G filed on January 29, 2010, BlackRock, Inc. is the beneficial owner of 2,791,246 shares of common stock. BlackRock Inc. has sole power to dispose or to direct the disposition of 2,791,246 shares and sole power to vote or to direct to vote of 2,791,246 shares.

(2)	Includes 795,832 shares of common stock subject to options exercisable within 60 days after March 17, 2010. Also includes 300,000 shares held by Mr. Lanphier’s children and 1,651,242, shares held in trust.

(3)	Consists of 32,777 shares of common stock subject to options exercisable within 60 days after March 17, 2010.

(4)	Dr. Dilly was appointed to the Board effective March 31, 2010. At the time of his appointment he received an equity award, as described in this proxy statement under the heading “Director Compensation.”

(5)	Includes 89,166 shares of common stock subject to options exercisable within 60 days after March 17, 2010 and 68,300 shares held in trust.

(6)	Includes 89,166 shares of common stock subject to options exercisable within 60 days after March 17, 2010 and 116,260 shares of common stock held indirectly in a 401(k) plan for the benefit of Mr. Larson.

(7)	Includes 34,722 shares of common stock subject to options exercisable within 60 days after March 17, 2010.

(8)	Mr. Ringo was appointed to the Board effective April 16, 2010. At the time of his appointment he received equity awards, as described in this proxy statement under the heading “Director Compensation.”

(9)	Consists of 41,111 shares of common stock subject to options exercisable within 60 days after March 17, 2010.

(10)	Includes 347,499 shares of common stock subject to options exercisable within 60 days after March 17, 2010. In addition to the shares reported as beneficially owned by Mr. Wolff in the table above, he also holds restricted stock units covering an additional 50,000 shares of common stock that may vest and become issuable more than 60 days after March 17, 2010.

(11)	Includes 448,957 shares of common stock subject to options exercisable within 60 days after March 17, 2010.

(12)	Includes of 290,916 shares of common stock subject to options exercisable within 60 days after March 17, 2010.

(13)	Consists of 226,249 shares of common stock subject to options exercisable within 60 days after March 17, 2010.

(14)	Includes 2,396,395 shares of common stock subject to options held by current Officers and Directors that will become exercisable within 60 days after March 17, 2010.

(15)	Shares of common stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days after March 17, 2010, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

COMPENSATION DISCUSSION AND ANALYSIS

It is our intent in this Compensation Discussion and Analysis to inform our shareholders of the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we will address and analyze the key elements of the compensation provided to our chief executive officer, our principal financial and accounting officer and the other executive officers named in the Summary Compensation Table which follows this discussion.

Overview of the Company’s Executive Compensation Program

Corporate Governance and the Role of the Compensation Committee

The Company’s Compensation Committee assists the Board of Directors in fulfilling its fiduciary responsibilities with respect to the oversight of the Company’s affairs in the areas of compensation plans, policies and programs of the Company, especially those regarding executive compensation and employee benefits.

The Compensation Committee’s primary responsibilities are: 1) to determine the cash compensation of the Company’s Chief Executive Officer; 2) to approve all decisions relating to the cash compensation of the Company’s other named executive officers; 3) to review and oversee compensation decisions with regard to other Company executives; 4) to administer the Company’s cash bonus program, including the determination of the bonus pool based on the achievement of goals established by the Compensation Committee; and 5) to review and approve the policies adopted by the Company with regard to employee compensation and employee benefits. A subcommittee of the Compensation Committee has primary responsibility for administering the Company’s 2004 Equity Incentive Plan and has the exclusive authority to grant options and other stock-based awards under such plan to the Chief Executive Officer and the Company’s other named executive officers.

During 2009, Dr. Gerber served as Chairman of the Compensation Committee, and Mr. Larson and Mr. Wiggans were members of the Compensation Committee, as was Dr. Liu until June 2009. Mr. Wiggans replaced Dr. Liu on the Compensation Committee after the 2009 Annual Meeting of Shareholders. Dr. Gerber and Mr. Wiggans also served as the members of the Compensation Subcommittee. The Company’s Board of Directors has determined that all of the Compensation Committee members are “independent” directors under the NASDAQ definition of independence. Dr Gerber, Mr. Larson and Mr. Wiggans have extensive experience in executive management and the biotechnology industry, including experience with compensation practices and policies.

Objectives of the Company’s Compensation Program

The Company is developing a new class of human therapeutics and is committed to building a sustainable business focused on the research, development and commercialization of DNA-binding proteins for the therapeutic regulation and modification of disease-related genes and other applications in plant agriculture, laboratory research reagents and in the enhanced production of protein pharmaceuticals. To achieve this strategic objective, the Company has emphasized the recruitment of executives with significant industry or scientific experience. This is a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages. The Compensation Committee administers the compensation programs for our executive officers with this competitive environment in mind.

Pharmaceutical research, development and commercialization require sustained and focused effort over many years. As a consequence, the Compensation Committee believes the Company’s compensation program must balance long-term incentives that create rewards for the realization of our long-term strategic objectives with near term compensation that rewards employees for the achievement of annual goals that further the attainment of the Company’s long-term objectives. The Company believes that compensation should not be based primarily on the short-term performance of our stock, which has been and continues to be highly volatile.

To this end, the objectives of the Company’s compensation program are to:

•

Enable the Company to attract and retain highly qualified executives with significant industry or scientific experience by providing a competitive compensation package that includes long-term incentives that provide significant retentive value;

•	Reward executives for company success in meeting its annual and long-term clinical development and other research and operational goals; and

•	Reward executives for their individual performance and achievement of their personal goals and those of the functional organizations that they manage.

Executive Compensation Determination Procedures and Policies

The Compensation Committee (or the Compensation Subcommittee) approves the Company’s policies regarding executive compensation, approves all compensation actions with regard to the Company’s named executive officers, and oversees all other aspects of the Company’s employee compensation programs. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation levels for individual executives based on the performance evaluation conducted by the executive’s manager. The Compensation Committee reviews this information and adjusts or approves the recommendations as appropriate. In the case of the Chief Executive Officer, the Compensation Committee evaluates his performance against the Company’s annual goals and longer term objectives pre-established by the Compensation Committee, together with market data regarding executive compensation at comparable companies. In addition, for each named executive officer, the Compensation Committee considers the Company’s performance against annual and longer term objectives, market data regarding executive compensation at comparable companies and the recommendations of management.

The Compensation Committee generally utilizes the services of compensation consultants Setren, Smallberg & Associates, Inc. (“Setren”) every other year to provide advice and recommendations regarding the Company’s equity compensation practices, the cash compensation structure for all employees at the level of vice president and above and the Company’s cash bonus program. Setren performed compensation consulting and other services for the Company during the 2009 year for total fees in the amount of approximately $119,000. Of that amount, approximately $87,500 was attributable to an executive recruiting assignment that Setren performed for the Company, and an additional $7,000 was attributable to consulting on organizational matters.

In addition to the executive compensation data provided by Setren, the Compensation Committee also reviews compensation data from various surveys compiled by Radford Surveys and Consulting (“Radford Surveys”), a division of Aon Corporation, and publicly available sources. Radford Surveys used included the General Life Sciences survey and a custom survey of San Francisco Bay Area biotechnology companies with 50-150 employees and market capitalizations of approximately $200-300 million.

Comparative Analysis

In general, the Committee sets the compensation for the Chief Executive Officer and other executive officers in part by reference to compensation data for comparable companies compiled for the Committee by Setren, from the Radford Surveys mentioned above and/or from other publicly available sources. For 2009, our human resources department prepared compensation data for the Chief Executive Officer and certain other executive officers from data for comparable companies included in the Radford Surveys. The comparable companies so chosen were selected on the basis of their development stage, market capitalization, and therapeutic focus, the size and complexity of their organizations, and to some extent their geographic proximity to the Company. Because the biotechnology industry is a dynamic industry, the comparator group is periodically updated to ensure that companies continue to meet the established criteria.

For the purpose of establishing 2010 compensation, the Committee engaged Setren to prepare compensation data for the Chief Executive Officer and other executive officers. The compensation data was based on the following comparable peer group companies:

Acorda Therapeutics, Inc.	Geron Corp.
Affymax, Inc.	InterMune, Inc.
Alnylam Pharmaceuticals, Inc.	ISIS Pharmaceuticals, Inc.
Arena Pharmaceuticals, Inc.	Maxygen, Inc.
BioCryst Pharmaceuticals, Inc.	Myriad Genetics, Inc.
Cytokinetics, Inc.	Osiris Therapeutics, Inc.
Dendreon Corp.	Rigel Pharmaceuticals, Inc.
Dyax Corp.	Seattle Genetics, Inc.
Exelixis, Inc.	Xenoport, Inc.
Genomic Health, Inc.	Zymogenetics, Inc.

Key Elements of the Company’s Executive Compensation Program

The following are the key elements of the Company’s executive compensation program:

•	Base Salary

•	Cash Bonus

•	Equity Compensation

Base Salary

Base salary is intended to enable the Company to attract and retain skilled and experienced executives and to provide a level of economic security for executives from year to year. For each executive position, the Committee generally targets base compensation in the midpoint of the range for the comparable peer group companies listed above and in the range of the 50th – 75th percentile based on market data derived from the Radford Surveys. The Committee considers this positioning appropriate given each of our executive’s tenure and responsibilities with the Company, as well as the high cost of living in the San Francisco Bay Area. However, the actual base salary for an executive officer may be below or above the range based on individual performance, experience, skills, and the importance of the executive’s position to the Company.

In December 2008, the Company conducted performance reviews for the 2008 year of all of its employees, including the executive officers. At that time, Mr. Lanphier and executive management recommended to the Committee that executive salaries remain at 2008 levels for the 2009 year as part of the Company’s cost reduction and cash conservation measures in light of the difficult financial markets. It was also recommended that salary adjustments for the 2009 year for employees below the officer level be limited to modest merit increases. As a result, the Committee did not increase base salaries for executive officers and approved only minimal increases in salary for non-executive employees for 2009. Because no base salary increases were effected for executive officers for the 2009 year and only modest merit increases were effected for non-executive employees for 2009, the Compensation Committee did not consult with independent compensation consultants to determine the competitiveness of the 2009 compensation levels.

In July 2009, the Board of Directors approved the promotion of Dr. Philip Gregory to Chief Scientific Officer and Vice President, Research. Using market data derived largely from the Radford Surveys, the Compensation Committee approved an increase in Dr. Gregory’s base salary from $260,000 to $285,000 to reflect this promotion. This increase brought his compensation level to the approximate midpoint of the competitive base salary amounts derived from the Radford Surveys.

In December 2009, the Company conducted annual performance reviews for the 2009 year of all of its employees, including executive officers. Based on these reviews, Company performance for the 2009 year, advice from and competitive data prepared by Setren, and the Radford Surveys, the Compensation Committee approved increases to annual base salaries for each of our executive officers, effective for the 2010 year. In general, such base salary increases brought the executive’s base pay to the target 50th—75 th percentile of the competitive base salary amounts paid by the peer group companies based on data prepared by Setren and market data derived from the Radford Surveys. The 2010 base salary increases were as follows:

Name	2010 Base Salary	2009 Base Salary (1)		Percent Increase
Edward O. Lanphier II	$535,000	$510,000		4.9%
H. Ward Wolff	$365,000	$350,000		4.3%
Dale G. Ando, M.D.	$400,000	$385,000		3.9%
Philip D. Gregory, D. Phil.	$300,000	$285,000	(2)	5.3%
David G. Ichikawa	$295,000	$285,000		3.5%

(1)	Base salaries for the 2009 year were maintained at 2008 levels with the exception of Dr. Gregory (Note 2).

(2)	Dr. Gregory’s 2009 base salary was increased, effective June 26, 2009 from $260,000 to $285,000 to reflect his promotion to Chief Scientific Officer and Vice President, Research.

Cash Bonus

2009 Cash Incentive Program

In December 2008, the Compensation Committee approved a cash incentive program for the 2009 year designed to advance our pay-for-performance policy by focusing the attention of our executive officers on the attainment of key Company objectives. The program provides our executive officers with a direct financial incentive in the form of a cash bonus award tied to our achievement of aggressive pre-established research and development, organizational and financial goals for the 2009 year. At the beginning of the year, the Compensation Committee determined the relative weight of each goal based on its importance to the Company’s success. The goals and weighting under the program for 2009 were as follows:

Goal	Weighting
Research and Development	60%

•    Advance clinical pipeline: includes presenting data from the Company’s Phase 2 clinical trials, completing accrual of certain Phase 2 clinical trials, and initiating Phase 1 clinical trials in two new ZFP Therapeutic programs in HIV/AIDS and glioblastoma

•    Advance pre-clinical programs and technology applications including deliverables to partners Sigma-Aldrich and Dow AgroSciences

Organizational	30%
• Complete a significant ZFP corporate partnership • Other organizational goals

Financial Management	10%
• Conclude 2009 with a minimum balance of $45.0 million in cash and cash equivalents
Total	100%

The Compensation Committee has historically determined the size of potential cash bonuses by reference to target bonus amounts, based on market data established for each executive position. In 2009, the Company’s target cash bonus for the Chief Executive Officer was 50% of his base salary; for the Executive Vice President and Chief Financial Officer was 40% of base salary; for the Chief Medical Officer and the Chief Scientific

Officer was 30% of base salary and for the Senior Vice President of Business Development was 25% of base salary. The specified percentages are intended to help ensure that the Company’s total cash compensation is competitive when compared to peer companies derived from the Radford Surveys. It is also designed to increase the relative portion of each executive’s cash compensation that is contingent on goal achievement, thereby increasing the performance-based component of each executive’s total compensation.

If the actual level of attainment for any goal is deemed to be below the target level for that goal, the dollar amount of the portion of the executive officer’s bonus allocated to that goal would be calculated on a proportional basis between $0 and his target bonus amount. Should performance exceed the target level for that goal, the dollar amount of the portion of the bonus allocated to that goal would be increased above the target bonus amount for that goal to reflect the extent to which the results exceeded the target goal. At the time the goals were set, we believed that the goals, though aggressive, were attainable at the established target levels, but substantial uncertainty nevertheless existed as to the actual attainment of the goals at the established level.

At the end of each year, the Committee determines the level at which each performance goal or objective is attained, with each executive and other officer bonus potential tied to the actual level of attainment. Consideration is also given to overachievement of the performance goal or objective as well as achievement of results that were not contemplated or specifically included among the original specific target objectives, but are considered to be of significant value to the Company and attributable to the overall goal category (i.e., research and development, organizational, and financial management).

The Compensation Committee determined that the Company’s performance for the 2009 year resulted in attainment of the research and development goals at 67% (or 40% of the 60% for the category), the organizational goals at 16% (or 5% of the 30% for the category) and the financial management goals at 100% (or the full 10% for the category), for a total achievement of 55% of the original weighted objectives. In addition, upon reviewing accomplishments for the year, the Committee determined that two Company achievements were of such significance to be incremental to the goals or objectives, as follows: 1) the expansion of the license agreement with partner Sigma-Aldrich Corporation (organizational category), and 2) the California Institute for Regenerative Medicine (CIRM) Disease Team Research Award to develop an HIV/AIDS therapy based on the application of the Company’s zinc finger nuclease (ZFN) technology in stem cells (research and development category). The Committee determined that each of these additional achievements equated to a 15% incremental award for those goal categories, meaning the research and development category increased to a total of 55% (from 40%), the organizational category increased to a total of 20% (from 5%), and financial management category remained at 10%, resulting in a total level of achievement at 85% of target bonus for 2009 for the Company officers.

The Compensation Committee retains the discretion each year to grant supplemental bonuses to individual executives that are above or below the established target based on the above criteria and its subjective assessment of each executive or officer’s performance. No such discretionary cash bonuses were awarded in 2009.

2010 Cash Incentive Program

The Compensation Committee approved a cash incentive program for the 2010 year. The Compensation Committee determined the size of potential cash bonuses by reference to target bonus amounts, based on market data for each executive position prepared by Setren. In 2010, the Company’s target cash bonus for the Chief Executive Officer is 50% of his base salary; for the Executive Vice President and Chief Financial Officer is 40% of base salary; for the Chief Medical Officer and the Chief Scientific Officer is 30% of base salary and for the Senior Vice President of Business Development is 25% of base salary. These bonus targets are generally positioned to the midpoint of the market data.

The 2010 program provides our executive officers with a direct financial incentive in the form of a cash bonus award tied to our performance. The Compensation Committee established specific guidelines for evaluating corporate performance for the 2010 year in the following areas, and assigned a weighting to each such area: clinical objectives (weighting 60%), research objectives (weighting 20%), business development objectives (weighting 15%), and financial objectives (weighting 5%). However, the Compensation Committee retains substantial discretion under the bonus program and believes that this program provides the executive officers with a direct financial incentive to meet particular Company objectives, but also provides the committee with flexibility to adapt to changing business needs. Based on advice from Setren, the Compensation Committee believes that the Company’s cash incentive program for named executive officers is similar to and competitive with programs adopted by the comparator group of peer companies described above.

Equity Compensation

The Company grants stock options to its executives, and to all of its employees, to provide long term incentives that align the interests of its work force with the achievement of the Company’s long term vision to develop and commercialize pharmaceutical products. Given the time periods involved in pharmaceutical development, the Company believes that these long term incentives are critical to the Company’s success. The exercise price for options granted by the Company is equal to the closing price of the Company’s stock on the option grant date.

The Compensation Subcommittee determines the size of stock option grants for the named executive officers. Target ranges for stock option grants are based on position, salary level, and competitive practices of peer companies. Actual awards also reflect individual performance and potential, as well as retention objectives. Options are granted to all employees, including executives, when they are hired, and employees are eligible for additional options in connection with annual performance reviews. New hire option grants are generally pre-authorized and become effective on the employee’s start date, with the exercise price set at the market price on that date.

In determining the size of the equity component of employee compensation for 2009, the executive management and the Compensation Subcommittee took into consideration the fact that, in an effort to conserve the Company’s cash reserves, no cash bonuses were awarded for the 2008 year and no salary increases were made for any officer for 2009. Accordingly, the Subcommittee relied more heavily on equity compensation to retain key staff and to remain competitive than compared to prior years. When compared to the size of aggregate annual stock option awards made to employees in each of the two prior years, the awards made for the 2009 year represent approximately a two-fold increase in the number of shares awarded.

In determining the size of the equity component of each executive officer’s total compensation for 2010, the Compensation Subcommittee reviewed competitive data based on comparable peer group companies prepared by Setren. In December 2009, the Company conducted annual performance reviews of all of its employees, including executive officers. Based on those performance reviews, the Company’s performance and the competitive data, the Compensation Subcommittee approved option grants to each of its named executive officers covering the following number of shares, each with an exercise price per share of $5.35, the fair market value of the Company’s common stock on the December 7, 2009 option grant date:

Name	Number of Option Shares
Edward O. Lanphier II	300,000
H. Ward Wolff	200,000
Dale G. Ando, M.D.	100,000
Philip D. Gregory, D. Phil.	100,000
David G. Ichikawa	50,000

Each option grant will vest in accordance with the Company’s standard vesting schedule; twenty-five percent of the option shares will vest after completion of one year of service and the balance of the option shares will vest in equal monthly installments over the following thirty-six months of continued service. In general, aggregate equity holdings of the above named executives are at the 80th percentile of the competitive data reviewed by the Compensation Subcommittee, consistent with our goal of weighting the equity component of each executive officer’s compensation more heavily than other components in order to align the interests of our executive officers with our stockholders.

Employment Agreements

The Company entered into an Employment Agreement with the Company’s President and Chief Executive Officer, Edward O. Lanphier, in 1997 and with the Company’s Executive Vice President and Chief Financial Officer, H. Ward Wolff, in November 2007. Each of the agreements was the result of arms-length negotiation between the parties. The agreements were amended in December 2008 in order to bring the agreements into compliance with Section 409A of the Internal Revenue Code. A summary of the material terms of the employment agreements with Mr. Lanphier and Mr. Wolff, together with a quantification of the benefits available under those agreements may be found in the section of the proxy statement entitled “Executive Compensation and Other Information—Employment Contracts, Termination of Employment and Change in Control Arrangements.”

The Company believes the severance and the change in control benefits payable to Mr. Lanphier under his employment agreement are fair and reasonable in light of the years of service he has rendered the Company and the level of dedication and commitment he has shown over those years. The change in control benefits provide financial protection against any potential loss of employment that might otherwise occur as a result of an acquisition of the Company and will allow Mr. Lanphier to focus his attention on acquisition proposals that are in the best interests of the stockholders, without undue concern as to his own financial situation. We also believe the single trigger vesting acceleration of his equity awards upon a change in control is justified because those awards are designed to serve as the primary vehicle for Mr. Lanphier to accumulate financial resources for retirement, and a change in control event is an appropriate liquidation point for awards intended for such purpose. The Company does not provide Mr. Lanphier or any other executive officers with any defined benefit pension plan or supplemental executive retirement plan, and the only other opportunities for the accumulation of retirement funds is through the limited deferral opportunities provided under the Company’s 401(k) savings plan.

In approving the terms of the employment agreement with Mr. Wolff in November 2007, the Compensation Committee reviewed a comparative analysis from Setren of the compensation provided to chief financial officers at other companies of similar size and market capitalization and also took into consideration the compensation offered to Mr. Wolff by his most recent employer. The employment agreement with Mr. Wolff also provides certain severance benefits. Setren advised the Compensation Committee that such severance package was within the competitive range of comparable chief financial officer severance packages at other companies of similar size and market capitalization.

Other Elements of Executive Compensation Program

The remaining elements of the Company’s executive compensation program, like its broader employee compensation programs, are intended to make the Company’s overall compensation program competitive with those of its peer companies, keeping in mind the constraints imposed by the Company’s reliance on the capital markets as the primary source of its cash needs. With the exception of the employment agreements between the Company and the Company’s President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer, all of the remaining elements of the Company’s executive compensation program (401(k) Plan, Medical, Dental, and Vision Plans, Life and Disability Insurance, and Employee Stock Purchase Plan) are available to all Company employees. Mr. Lanphier is not eligible to participate in the Company’s Employee Stock Purchase Plan.

Allocations between Base Salary, Cash Bonus and Equity Compensation for Executives

The development and commercialization of pharmaceutical products involves a high degree of risk, particularly in the early stages of clinical development. It takes many years of clinical development to reduce this risk. Like most other biotechnology companies that have not yet commercialized any products, the Company has been heavily dependent on the capital markets for its cash requirements. Given the limitations on the Company’s available cash resources, and the long-term risks associated with the Company’s achievement of its strategic objectives, the Company has historically weighted the total compensation of its executives as well as the rest of its work force toward equity. More recently, the Company has sought to align equity and cash components with industry peers in order to achieve total compensation that have allowed us to attract and retain talented employees, including those in its executive ranks. The Compensation Committee continues to evaluate the relative importance of equity and cash components of total compensation.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based. The stock options granted to our executive officers have been structured with the objective of qualifying those awards as performance-based compensation. Non-performance-based compensation paid to our executive officers for 2009 did not exceed the $1.0 million limit per covered officer. Although the restricted stock units awarded to Mr. Wolff in 2007 will not qualify as performance-based compensation, the compensation associated with the vesting of those units should not be subject to the $1.0 million limitation because Mr. Wolff will not be a covered officer for purposes of that limitation if he continues in his capacity as the Company’s principal financial officer. In future years, the scope of the limitation may change, and it is possible that all or part of Mr. Wolff’s restricted stock units may become subject to the $1.0 million limitation on deductibility. In addition, the bonuses provided to Messrs. Lanphier and Wolff under the annual cash incentive programs will not qualify as performance-based compensation for purposes of Section 162(m) because of the severance package provided under their respective employment agreements. However, we believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through restricted stock units tied to the executive officer’s continued service, which may, together with base salary, exceed in the aggregate the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. It is also important to note that as of December 31, 2009, the Company had net operating loss carryforwards for federal income tax purposes of approximately $125.3 million that begin to expire in 2010. Accordingly, these loss carryforwards would defer the impact of any deductions that the Company might lose under Section 162(m) for one or more of those carryforward years.

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned, for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2009, 2008 and 2007 by the Company’s President and Chief Executive Officer, the Company’s Executive Vice President and Chief Financial Officer, and each of the Company’s three other most highly compensated executive officers whose total compensation for the 2009 year was in excess of $100,000 and who were serving as executive officers at the end of that year. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2009 year have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “named executive officers.” The Company does not sponsor a pension plan or a non-qualified deferred compensation plan.

Name and Principal Position	Year	Salary ($) (1)			Bonus ($) (1) (2)	Stock Awards ($) (3)	Option Awards ($) (4)			Non-Equity Incentive Plan Compensation ($) (5)	Total ($)
(a)	(b)	(c)			(d)	(e)	(f)			(g)	(h)
Edward O. Lanphier II,	2009		$510,000		—	—		$1,095,270		$216,750		$1,822,020
President and Chief Executive Officer	2008		$510,000		—	—		$808,745		—		$1,318,745
	2007		$475,000		$25,000	—		$2,682,375		$190,000		$3,372,375

H. Ward Wolff,	2009		$350,000		—	—		$730,180		$119,000		$1,199,180
Executive Vice President and Chief Financial Officer	2008		$350,000		—	—		$693,210		—		$1,043,210
	2007		$29,167	(6)	—	$1,427,000		$3,342,726	(6)	—		$4,798,893	(6)

Dale G. Ando, MD,	2009		$385,000		—	—		$365,090		$98,175		$848,265
Vice President of Therapeutic Development and Chief Medical Officer	2008 2007	$ $	385,000 350,000		$20,000	— —	$ $	462,140 1,072,950		$ — 84,000	$ $	847,140 1,526,950

Philip D. Gregory, D. Phil.,	2009		$285,000		—	—		$365,090		$72,675		$722,765
Vice President of Research and Chief Scientific Officer	2008		$260,000		—	—		$462,140		—		$722,140
	2007		$235,000		$15,000	—		$965,655		$56,400		$1,272,055

David G. Ichikawa,	2009		$285,000		—	—		$182,545		$60,562		$528,107
Senior Vice President of Business Development	2008		$285,000		—	—		$231,070		—		$516,070
	2007		$275,000		—	—		$321,885		$66,000		$662,885

(1)	Includes amounts deferred under the Company’s 401(k) Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)	The amounts in column (d) reflect discretionary bonuses awarded for service for the year ended December 31, 2007.

(3)	The reported amount represents the aggregate grant date fair value of the restricted stock unit award made to Mr. Wolff during the 2007 year is computed, in accordance with FASB ASC Topic 718, on the basis of the closing price of the Company’s common stock on the award date and does not take into account any estimated forfeitures related to service-vesting conditions. Amounts reported for years 2008 and 2007 have been adjusted to reflect the new SEC reporting requirement.

(4)

The amounts in column (f) represent the aggregate grant date fair value of the stock option grants for each indicated year in accordance with FASB ASC Topic 718. For Mr. Wolff, the reported amount also includes the FASB ASC Topic 718 incremental expense attributable to the modification made in 2007 to the stock options granted to him while he was a non-employee Board member. The grant date fair values reported in column (f) for each option award, plus the incremental fair value for Mr. Wolff’s modified options, were each calculated in accordance with FASB ASC Topic 718 and do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in the calculation of such grant date fair values are set forth in footnote 2 to the Company’s audited financial statements for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2010. Amounts reported for years 2008 and 2007 have been adjusted to reflect the new SEC reporting requirement.

(5)	The amounts in column (g) reflect the cash awards made to the named executive officers under the Company’s non-equity incentive plan that was in effect for the indicated year.

(6)	Mr. Wolff joined the Company in December 2007 as Executive Vice President and Chief Financial Officer. Prior to the commencement of such employment, Mr. Wolff served as a non-employee member of the Board of Directors. The amounts reported in the table above reflect Mr. Wolff’s compensation earned as an executive officer for the portion of the 2007 year following the commencement of his employment with the Company, and do not reflect the compensation earned by him as a non-employee director during that year. If the compensation he earned as a non-employee director had been included in the table, an additional column “Other Annual Compensation” would have been included to which there would have been credited the $23,000 of Board fees earned by Mr. Wolff in 2007 and an additional amount of $306,963 representing the grant date fair value of the option grant made to him that year in his capacity as a non-employee Board member, would have included in the column “Option Awards.” Accordingly, had such compensation been included in the table, the amount in column (h) for Mr. Wolff for the 2007 year would have increased from $4,798,893 to $5,128,856.

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2009 year under a compensation plan.

Name	Grant Date	Potential Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#) (3)		Exercise or Base Price of Option or Stock Awards ($/Sh)	Grant Date Fair Value ($)
		Threshold ($) (1)	Target ($) (2)	Maximum ($) (1)
Edward O. Lanphier II	12/07/09	$0	$255,000	—	—	—		—	—
	12/07/09	—	—	—	—	300,000	(4)	$5.35	$1,095,270
H. Ward Wolff	12/07/09	$0	$140,000	—	—	—		—	—
	12/07/09	—	—	—	—	200,000	(5)	$5.35	$730,180
Dale G. Ando, M.D.	12/07/09	$0	$115,000	—	—	—		—	—
	12/07/09	—	—	—	—	100,000		$5.35	$365,090
Philip D. Gregory, D. Phil.	12/07/09	$0	$85,500	—	—	—		—	—
	12/07/09	—	—	—	—	100,000		$5.35	$365,090
David Ichikawa	12/07/09	$0	$85,500	—	—	—		—	—
	12/07/09	—	—	—	—	50,000		$5.35	$182,545

(1)	If the applicable performance goals were attained at a level between threshold and target, the potential bonus would be in a dollar amount interpolated on a straight line basis between $0 and the indicated target bonus amount. If performance goal attainment were above the target level, then the potential bonus would be increased above the indicated target bonus amount to reflect the extent to which the target goals were exceeded.

(2)	Reflects the potential payouts under the Company’s non-equity incentive plan based on the Company’s attainment of certain research and development, operational and financial goals at target level. For more information regarding the non-equity incentive plan, please see the section entitled “Cash Bonus” in the Company’s Compensation Discussion and Analysis.

(3)	Each of the reported options was granted under the Company’s 2004 Stock Incentive Plan and will vest and become exercisable in accordance with the following schedule: the option will vest and become exercisable for twenty-five percent of the option shares on the one year anniversary of the option grant date and will vest and become exercisable for the remaining option shares in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Company through each applicable vesting date.

(4)	The reported option granted to Mr. Lanphier will immediately vest on an accelerated basis upon a change in control of the Company, as described in the section below entitled “Employment Contracts and Change in Control Agreements.”

(5)	The reported option granted to Mr. Wolff will immediately vest on an accelerated basis upon the termination of his employment with the Company under certain circumstances or upon a change in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

Outstanding Equity Awards at Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive Officers as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or units of stock that have not vested (#)		Market Value of shares or units of stock that have not vested ($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)
Edward O. Lanphier II	—	300,000	(2)	$5.35	12/07/2019	—		—
	87,500	262,500	(2)	$3.45	12/10/2018	—		—
	125,000	125,000	(2)	$13.98	12/12/2017	—		—
	150,000	50,000	(2)	$6.82	12/13/2016	—		—
	150,000	—		$4.11	12/12/2015	—		—
	100,000	—		$5.19	12/20/2014	—		—
	100,000	—		$6.39	4/22/2014	—		—
H. Ward Wolff	—	200,000	(3)	$5.35	12/07/2019	—		—
	75,000	225,000	(3)	$3.45	12/10/2018	—		—
	150,000	150,000	(3)	$14.27	12/03/2017	—		—
	—	—		—	—	50,000	(4)	$296,000	(5)
	10,000	—		$7.28	06/07/2017	—		—
	50,000	—		$7.73	06/07/2016	—		—
Dale G.Ando, M.D.	—	100,000		$5.35	12/07/2019	—		—
	50,000	150,000		$3.45	12/10/2018	—		—
	50,000	50,000		$13.98	12/12/2017	—		—
	37,500	12,500		$6.82	12/13/2016	—		—
	50,000	—		$4.11	12/12/2015	—		—
	25,000	—		$5.19	12/20/2014	—		—
	200,000	—		$3.61	8/2/2014	—		—
Philip D. Gregory, D. Phil.	—	100,000		$5.35	12/07/2019	—		—
	50,000	150,000		$3.45	12/10/2018	—		—
	45,000	45,000		$13.98	12/12/2017	—		—
	37,500	12,500		$6.82	12/13/2016	—		—
	29,791	—		$4.11	12/12/2015	—		—
	25,000	—		$5.19	12/20/2014	—		—
	4,209	—		$3.00	8/9/2014	—		—
	39,000	—		$4.92	12/2/2013	—		—
	10,000	—		$8.89	1/2/2012	—		—
	15,000	—		$15.37	12/14/2010	—		—
David G. Ichikawa	—	50,000		$5.35	12/07/2019	—		—
	25,000	75,000		$3.45	12/10/2018	—		—
	15,000	15,000		$13.98	12/12/2017	—		—
	37,500	12,500		$6.82	12/13/2016	—		—
	25,000	—		$4.11	12/12/2015	—		—
	105,000	—		$5.19	12/20/2014	—		—

(1)

Each of the options reported above as being wholly or partially unexercisable for the underlying shares of the Company’s common stock will vest and become exercisable for the total number of shares subject to that option at the time of grant as follows: twenty-five percent of the total number of option shares on the one year anniversary of the option grant date and the balance of the option shares in thirty-six successive equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues in the Company’s service through each applicable vesting date. Accordingly, the vesting schedule for the unexercisable options reported for each named executive officer is determined by applying such vesting schedule to the total number of shares for which each such option was granted. The table below indicates the total number of shares for which each such reported option was granted and the number of shares for which that option has been exercised prior to January 1, 2010. Each option listed below corresponds to the option in the above table that has an expiration date ten (10) years later than the grant date of the option listed below:

Name	Option Grant Date	Total Number of Option Shares on Grant Date	Number of Option Shares Exercised Before January 1, 2010
Edward O. Lanphier II	12/13/06	200,000	—
	12/12/07	250,000	—
	12/10/08	350,000	—
	12/07/09	300,000	—
H. Ward Wolff	12/03/07	300,000	—
	12/10/08	300,000	—
	12/07/09	200,000	—
Dale G. Ando, M.D.	12/13/06	50,000	—
	12/12/07	100,000	—
	12/10/08	200,000	—
	12/07/09	100,000	—
Philip D. Gregory, D. Phil.			—
	12/13/06	50,000	—
	12/12/07	90,000	—
	12/10/08	200,000	—
	12/07/09	100,000	—
David G. Ichikawa			—
	12/13/06	50,000	—
	12/12/07	30,000	—
	12/10/08	100,000	—
	12/07/09	50,000	—

(2)	Each of these options will vest on an accelerated basis upon a change in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

(3)	Each of these options will vest on an accelerated basis upon termination of employment with the Company under certain circumstances or upon certain changes in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

(4)	Represents a restricted stock unit award originally covering 100,000 shares of common stock. Each restricted stock unit will entitle Mr. Wolff to one share of common stock upon the vesting of that unit. The units will vest, and the underlying shares will become issuable, in a series of thirty-six successive equal monthly installments upon his completion of each month of service over the thirty-six-month period measured from December 3, 2008. All the units will vest, and the underlying shares will become issuable, immediately upon the termination of Mr. Wolff’s employment with the Company under certain circumstances or upon certain changes in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

(5)	Based on the $5.92 closing price of the Company’s common stock on December 31, 2009.

Option Exercises and Stock Vested

The following table sets forth for each of the named executive officers, the number of shares of the Company’s common stock acquired and the value realized upon the vesting of restricted stock unit awards during the year ended December 31, 2009. No stock options or appreciation rights were exercised by the named executive officers during 2009, and none of those officers held any stock appreciation rights as of December 31, 2009.

	Stock Awards
Name	Number of Shares vested (#)	Market Value of shares or units of stock that have vested ($) (1)
(a)	(a)	(b)
H. Ward Wolff	25,000	$148,000

(1)	Based on the $5.92 closing price of the Company’s common stock on December 31, 2009.

Pension Benefits

The Company does not sponsor a tax-qualified defined benefit retirement plan or a supplemental executive retirement plan.

Nonqualified Deferred Compensation

The Company does not sponsor a nonqualified deferred compensation plan.

Risk Assessment of Compensation Policies and Practices

The Company’s compensation programs throughout the organization are designed to maintain an appropriate balance between long-term and short-term incentives by utilizing a combination of compensation components, including base salary, annual cash incentive awards, and long-term equity awards. Although not all employees in the organization may have compensation comprised of all three of those components, the compensation programs are generally structured so that any short-term cash incentives are not likely to constitute the predominant element of an employee’s total compensation. For this reason, the Company does not believe that its short-term incentive compensation programs are reasonably likely to encourage excessive risk-taking by the participants in those programs. For a discussion of the primary components of the compensation for the Company’s executive officers, please see the section below entitled “Executive Compensation and Related Information—Compensation Discussion and Analysis.”

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans. There are no outstanding options that the Company has assumed in connection with its acquisition of other companies, and there are currently no assumed plans under which the Company can grant options.

	Column (A)		Column (B)		Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units and Other Rights		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	7,519,501	(2)(3)	$6.81	(4)	4,226,072	(5)(6)
Equity Compensation Plans Not Approved by Stockholders	—		N/A		—

Total	7,519,501		$6.81		4,226,072

(1)	Consists of the 2004 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan.

(2)	Includes 50,000 shares subject to restricted stock units that will entitle the holder to one share of common stock for each unit that vests over the holder’s period of continued service with the Company.

(3)	Excludes purchase rights accruing under the Company’s 2000 Employee Stock Purchase Plan with an initial stockholder-approved reserve of 400,000 shares. Under the Purchase Plan, each eligible employee may purchase up to 2,000 shares of common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(4)	The calculation does not take into account the 50,000 shares of common stock subject to outstanding restricted stock units. Such shares will be issued at the time the restricted stock units vest, without any cash consideration payable for those shares.

(5)	Consists of shares available for future issuance under the 2000 Employee Stock Purchase Plan and the 2004 Stock Incentive Plan. As of December 31, 2009, 2,161,243 shares of common stock were available for issuance under the Employee Stock Purchase Plan, and 2,064,829 shares of common stock were available for issuance under the 2004 Stock Incentive Plan. The 2000 Employee Stock Purchase Plan will expire on April 30, 2010. However, if the stockholders approve Proposal No. 3, then the Company will have a new 2010 Employee Stock Purchase Plan under which 2,100,000 shares of common stock will be reserved for issuance. The 2,064,829 shares available for issuance under the 2004 Stock Incentive Plan may be issued upon the exercise of stock options or stock appreciation rights granted under discretionary grant and automatic option grant programs, or those shares may be issued under the stock issuance program as stock bonuses or pursuant to restricted stock awards or restricted stock units which vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

(6)	The number of shares of common stock available for issuance under the 2000 Employee Stock Purchase Plan automatically increases on the first trading day of January each year by the amount equal to 1% of the total number of shares of common stock outstanding on the last trading of December in the immediately preceding calendar year, up to a maximum annual increase of 600,000 shares. This plan will expire on April 30, 2010, and, if the stockholders approve Proposal No. 3, the new 2010 Employee Stock Purchase Plan will not have such an automatic increase feature. The number of shares of common stock available for issuance under the 2004 Stock Incentive Plan automatically increases on the first trading day of January each calendar year by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day of December in the immediately preceding calendar year, up to a maximum annual increase of 1,750,000 shares.

Employment Contracts and Change in Control Arrangements

In May 1997, the Company entered into an employment agreement with Edward O. Lanphier II, its President and Chief Executive Officer, which was amended effective December 31, 2008. Under the terms of the agreement, Mr. Lanphier will receive an annual base salary and his potential cash bonus, each in an amount or at a rate determined annually by the Compensation Committee. In the event (a) Mr. Lanphier terminates his employment due to a material reduction of his duties and responsibilities, a material reduction in his base salary (except pursuant to certain pay reductions uniformly applied to the Company’s management) or a relocation of his principal place of employment to a location more than 40 miles from his home, (b) Mr. Lanphier is terminated by the Company without cause or (c) Mr. Lanphier’s employment agreement is not assumed or otherwise continued in effect by the acquiring entity following a change in control of the Company, he will be entitled to receive the following severance benefits: (i) twelve months of salary continuation, (ii) a pro-rated bonus for the year in which such termination occurs, and (iii) reimbursement of his health care coverage costs under COBRA for a period of twelve months. Upon a change in control of the Company all of Mr. Lanphier’s outstanding stock options will vest in full, and such options will remain exercisable for all the option shares for a three-year period measured from the date of the change of control or (if later), his termination date, but in no event will any such option remain exercisable following the expiration of the maximum option term.

In November 2007, the Company entered into an employment agreement with H. Ward Wolff, its Executive Vice President and Chief Financial Officer, which was amended and rested effective December 31, 2008. Pursuant to the terms of the agreement, Mr. Wolff’s annual base salary is set at a minimum of $350,000, subject to adjustment by the Compensation Committee from time to time, and he is eligible to receive a bonus of up to 40% of his base salary each calendar year, beginning with the 2008 calendar year. However, the bonus will be payable only upon the achievement of specific performance criteria to be established by the Compensation Committee. If the Company terminates Mr. Wolff’s employment without cause, or Mr. Wolff terminates his employment for good reason, within 12 months following a change in control and he executes a general release of all claims in favor of the Company, then Mr. Wolff will receive a severance payment equal to his annual base salary in effect on his termination date plus his target bonus for the year in which such termination occurs, reimbursement of his health care coverage costs under COBRA for up to twelve months and all of Mr. Wolff’s outstanding equity awards will become vested on an accelerated basis. Such severance payment will be paid in equal monthly installments over a twelve month period following his termination date. If the Company terminates Mr. Wolff’s employment without cause, or Mr. Wolff terminates his employment for good reason, in the absence of a change in control or more than 12 months after a change in control and he executes a general release of all claims in favor of the Company, then Mr. Wolff will receive salary continuation payments for a twelve month period following his termination date at his rate of base salary in effect on his termination date and continued health care coverage at the Company’s expense for up to twelve months.

In connection with Mr. Wolff’s appointment as Executive Vice President and Chief Financial Officer, the Company amended the existing stock options for 60,000 shares that he received in connection with his service as a non-employee Board member so that those options will remain outstanding and continue to vest during his continued service as an employee of the Company or as a consultant.

The Compensation Committee of the Board of Directors, as the administrator of the 2004 Plan, has the authority to provide that any outstanding options held by the Chief Executive Officer or any other executive officer or any other unvested equity award made to such individual under the 2004 Plan will vest on an accelerated basis in connection with certain changes in control of the Company or the subsequent termination of the officer’s employment following the change in control event. In addition, all outstanding options and restricted stock units under the Company’s 2004 Plan will immediately vest upon a change in control, to the extent not assumed or continued in effect by the successor entity or replaced with a incentive compensation program which preserves the intrinsic value of the award at that time and provides for the subsequent vesting and concurrent payout of that value in accordance with the pre-existing vesting schedules for those awards.

Quantification of Benefits

The chart below quantifies the compensation both Mr. Lanphier and Mr. Wolff would have each received had their employment terminated on December 31, 2009 in the absence of a change in control of the Company but under circumstances entitling them to severance benefits under their employment agreements:

Name	Salary Continuation	Pro Rated Bonus	COBRA
Edward O. Lanphier II	$510,000	$255,000	$25,413
H. Ward Wolff	$350,000	—	$25,413

The chart below quantifies the compensation Mr. Lanphier would have received pursuant to his employment agreement upon a change in control of the Company in which his outstanding equity awards and his employment agreement are assumed or otherwise continued in effect. For purposes of quantifying such payment, the change in control is assumed to have occurred on December 31, 2009 and the change in control consideration paid per share of outstanding common stock is assumed to be equal to the closing selling price per share of common stock on December 31, 2009, which was $5.92 per share.

Name	Accelerated Equity
Edward O. Lanphier II	$1,703,489	(1)

(1)	Represents (i) the intrinsic value of the option shares vesting on an accelerated basis on December 31, 2009 (calculated by multiplying (a) the aggregate number of option shares which vest on such an accelerated basis by (b) the amount by which the $5.92 closing selling price per share of common stock of that date exceeds the option exercise price per share), plus (ii) the value of the extension of the option term of all outstanding options held by Mr. Lanphier on December 31, 2009 from 90 days to three years, determined on the basis of the Black-Scholes option pricing model, in accordance with the provisions of FASB ASC Topic 718. For a discussion of valuation assumptions used in the FASB ASC Topic 718 calculations, see Note 2 of Notes to Consolidated Financial Statements, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2010.

The chart below quantifies the value of the accelerated equity the named executive officers are entitled to receive upon a change in control of the Company in which their outstanding equity awards are not assumed or otherwise continued in effect. For purposes of quantifying the payments, the change in control is assumed to have occurred on December 31, 2009 and the change in control consideration paid per share of outstanding common stock is assumed to be equal to the closing selling price per share of common stock on December 31, 2009 which was $5.92 per share.

Name	Accelerated Equity (1)
Edward O. Lanphier II	$1,380,000
H. Ward Wolff	$1,151,000
Dale G. Ando, M.D.	$1,121,750
Philip D. Gregory, D. Phil.	$674,462
David G. Ichikawa	$397,400

(1)	Represents the intrinsic value of each stock option or other equity award vesting on an accelerated basis in connection with a change in control on December 31, 2009, and is calculated by multiplying (i) the aggregate number of shares which vest on an accelerated basis under such awards by (ii) the amount by which the $5.92 closing selling price per share of common stock on that date exceeds the exercise price or other issue price (if any) payable per vested share.

The chart below quantifies the payments Mr. Lanphier and Mr. Wolff would each have received had their employment terminated on December 31, 2009 in connection with a change in control under circumstances entitling them to severance benefits under their employment agreements. Mr. Lanphier would also receive the same severance benefits if his employment agreement is not assumed or otherwise continued in effect following such change in control, whether or not he actually terminates employment at that time.

Name	Salary Continuation	Pro Rated Bonus	Accelerated Vesting of Equity Awards		COBRA
Edward O. Lanphier II	$510,000	$255,000	$1,703,489	(1)	$25,413
H. Ward Wolff	$350,000	$140,000	$1,151,000	(2)	$25,413

(1)	Represents (i) the intrinsic value of the option shares vesting on an accelerated basis on December 31, 2009 (calculated by multiplying (a) the aggregate number of option shares which vest on such an accelerated basis by (b) the amount by which the $5.92 closing selling price per share of common stock on that date exceeds the option exercise price per share), plus (ii) the value of the extension of the option term of all outstanding options held by Mr. Lanphier on December 31, 2009 from 90 days to three years, determined on the basis of the Black-Scholes option pricing model, in accordance with the provisions of FASB ASC Topic 718. For a discussion of valuation assumptions used in the FASB ASC Topic 718 calculations, see Note 2 of Notes to Consolidated Financial Statements, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2010.

(2)	Represents the intrinsic value of each stock option or other equity award vesting on an accelerated basis on December 31, 2009 as a result of the termination of his employment (calculated by multiplying (a) the aggregate number of shares which vest on such an accelerated basis under such awards by (b) the amount by which the $5.92 closing selling price per share of common stock on that date exceeds the exercise or other issue price (if any) payable per share).

Board Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management, and based on such review and such discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this proxy statement.

Submitted by the Compensation

Committee of the Board of Directors

Dr. Gerber

Mr. Larson

Mr. Wiggans

Board Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2009, included in the Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2009 with the management of the Company.

The Audit Committee has discussed with Sangamo’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Sangamo.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to Sangamo’s Board of Directors that the audited financial statements be included in Sangamo’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Submitted by the Audit

Committee of the Board of Directors

Mr. Cleveland

Dr. Gerber

Dr. Mento

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the indemnification provisions contained in Sangamo’s Restated Certificate of Incorporation and Bylaws, Sangamo has entered into separate indemnification agreements with each of its directors and officers containing provisions which may require Sangamo, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors.

Policies and Procedures

Consistent with the requirement under NASDAQ listing rules, the Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions as defined under Securities and Exchange Commission rules and regulations. While we do not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the Audit Committee must review the material facts of any such transaction and approve that transaction.

To identify related party transactions, each year we submit and require our directors and officers to complete director and officer questionnaires identifying transactions with the Company in which the director or officer or their family members have a conflict of interest. The Company reviews the questionnaire for potential related party transactions. In addition, at meetings of the Audit Committee, management may recommend related party transactions to the committee, including the material terms of the proposed transactions, for its consideration. In making its decision to approve or ratify a related party transaction, the Audit Committee will consider all relevant facts and circumstances available to the committee, including factors such as the aggregate value of the transaction, whether the terms of the related party transaction are no less favorable than terms generally available in an arms’ length transaction and the benefit of such transaction to us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of the Company and persons who beneficially own more than ten percent of the outstanding common stock are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their beneficial ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16 reports which the Company received from such persons for their 2009 year transactions in the common stock and their common stock holdings, and (ii) written representation that no other reports were required, the Company believes that all reporting requirements under Section 16 for such year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2009 has been provided concurrently with the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

THE BOARD OF DIRECTORS OF

SANGAMO BIOSCIENCES, INC.

Dated: April 21, 2010

Appendix A

SANGAMO BIOSCIENCES, INC.

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

I.	Purpose

The Compensation Committee (the “Committee”) of the Board of Directors (“Board”) of Sangamo BioSciences, Inc. (the “Company”) is appointed by the Board to assist in fulfilling certain of the Board’s oversight responsibilities. The Committee’s purposes shall be:

A.	To establish compensation arrangements and incentive goals for executive officers and to administer compensation plans;

B.	To evaluate the performance of executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon performance; and

C.	To review and monitor management development and succession plans and activities.

II.	Membership

A.	The Committee shall be composed of at least three directors, each of whom must be independent, as determined pursuant to applicable rules of the Nasdaq Stock Market, Inc. In addition, at least two of the members shall qualify as “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder and as “non-employee” directors as defined in Rule 16b-3.

B.	The members of the Committee shall be nominated by the Nominating and Corporate Governance Committee and appointed by the Board for one-year terms. The Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

III.	Meetings and Procedures

A.	The Committee shall meet as often as it may deem necessary and appropriate in its judgment. A majority of the members of the Committee shall constitute a quorum.

B.	The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

C.	The Committee may delegate authority to one or more members of the Committee where appropriate, but no such delegation shall be permitted if the authority is required by law, regulation, or listing standard to be exercised by the Committee as a whole.

D.	The Committee may request that any directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

E.	The Committee shall fix its own rules of procedure, which shall be consistent with the bylaws of the Company and this Charter.

F.	The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV.	Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

A.	Resources

1.	Sole authority, and necessary funding, to retain, set compensation and retention terms for, and terminate any consultants, legal counsel, or other advisors that the Committee determines to employ to assist it in the performance of its duties.

2.	Access to internal advisors and all other resources within the Company to assist it in carrying out its duties and responsibilities.

B.	Compensation Philosophy, Plans, and Programs

1.	Periodically review, consider, and approve the philosophy for compensation of the Company’s executive officers and other employees.

2.	Establish compensation plans and programs for executives officers and other employees, including incentive and equity-based plans and programs, and authorize appropriate employment contracts, special retirement benefits, and severance or change in control arrangements.

3.	Periodically review the adequacy of such plans, programs and arrangements for the executive officers and other employees.

4.	Administer, or delegate to a subcommittee of the Committee the authority to administer, the Company’s incentive and equity-based plans and programs and otherwise exercise the authority of the Board with respect to such plans. Members of a subcommittee shall qualify as “outside directors” under Section 162(m) of the Code and as “non-employee” directors under Rule 16b-3.[1]

C.	Specific Compensation Amounts and Incentives

1.	Establish annual base salary amounts for executive officers and their annual incentive opportunity levels and the financial and any other goals to be met to earn annual and long-term incentive awards. The CEO shall not be present during voting or deliberations relating to CEO compensation and incentives.

2.	Review and evaluate, at least annually and taking into account the views of the other members of the Board, the performance and leadership of the CEO and determine the amounts of annual and any long-term incentive awards and any adjustments to the annual salary amounts based upon such performance and consistent with the achievement of the established goals.

3.	Review with the CEO his evaluation of the performance of the executive officers and determine with the CEO Board approval of the amounts of annual and any long-term incentive awards and any adjustments to the annual salary amounts based upon such performance and consistent with the achievement of the established goals.

D.	Management Development and Succession

1.	Review and monitor management development plans and activities.

2.	Review with the Board the Company’s succession plan for the CEO and other executive officers, including plans for emergency succession in case of unexpected disability.

[1]	These duties and responsibilities co-exist with the duties and responsibilities that have been delegated to the Special Stock Option Committee to grant stock options under specified circumstances under the 2000 Stock Incentive Plan.

E.	Other Responsibilities

1.	Prepare the report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with Securities and Exchange Commission rules and regulations.

2.	Review and reassess on an annual basis the adequacy of this Charter and recommend any proposed changes to the Board for its approval.

3.	Perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation, the Company’s bylaws, and governing law as the Committee or the Board deems necessary or appropriate.

Appendix B

SANGAMO BIOSCIENCES, INC.

2010 EMPLOYEE STOCK PURCHASE PLAN

I.	PURPOSE OF THE PLAN

This Employee Stock Purchase Plan is intended to promote the interests of Sangamo BioSciences, Inc., a Delaware corporation, by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in an employee stock purchase plan designed to qualify under Section 423 of the Code.

The Plan shall serve as the successor to the Corporation’s 2000 Employee Stock Purchase Plan, and no additional offering periods shall commence under that Predecessor Plan after November 1, 2009. The Predecessor Plan shall terminate upon the completion of the purchase date under each offering period in effect under the Predecessor Plan on April 30, 2010.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.	ADMINISTRATION OF THE PLAN

The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.	STOCK SUBJECT TO PLAN

A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The number of shares of Common Stock reserved for issuance over the term of the Plan shall be limited to Two Million One Hundred Thousand (2,100,000) shares.

B. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant during any offering period and on any one Purchase Date during that offering period, (iii) the maximum number and class of securities purchasable in total by all Participants under the Plan on any one Purchase Date and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments shall be made in such manner as the Plan Administrator deems appropriate, and such adjustments shall be final, binding and conclusive.

B-1.

IV.	OFFERING PERIODS

A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B. Unless otherwise specified by the Plan Administrator prior to the start of the applicable offering period:

(i) each offering period shall have a duration of twenty-four (24) months, and

(ii) offering periods shall commence on the first business day of May and the first business day of November each year.

C. The terms and conditions of each offering period may vary, and two or more offerings periods may run concurrently under the Plan, each with its own terms and conditions. In addition, special offering periods may be established with respect to entities that are acquired by the Corporation (or any subsidiary of the Corporation) or under such other circumstances as the Plan Administrator deems appropriate. In no event, however, shall the terms and conditions of any offering period contravene the express limitations and restrictions of the Plan, and the participants in each separate offering period shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

D. Unless otherwise specified by the Plan Administrator prior to the start of the applicable offering period, each offering period shall be comprised of four successive Purchase Intervals. Purchase Intervals shall run from the first business day in May to the last business day in October each year and from the first business day in November each year to the last business day in April in the following year.

E. The initial offering period under the Plan shall commence on May 3, 2010, shall have a duration of twenty-four (24) months, and shall have four successive six-month Purchase Intervals. The Purchase Intervals in such initial offering period shall run from the first business day in May each year to the last business day in October in that year and from the first business day in November each year to the last business day in April in the following year. However, the purchase rights granted to Participants in the initial offering period shall be subject to stockholder approval of the Plan at the 2010 Annual Stockholders Meeting. If such stockholder approval is not obtained, then (i) the initial offering period shall immediately terminate, (ii) all payroll deductions collected from Participants in that offering period shall be promptly refunded, and (iii) no further offering periods shall commence under the terminated Plan.

B-2.

F. Should the Fair Market Value per share of Common Stock on any Purchase Date within an offering period be less than the Fair Market Value per share of Common Stock on the start date of that offering period, then the individuals participating in that offering period shall, immediately after the purchase of shares of Common Stock on their behalf on such Purchase Date, be transferred from that offering period and automatically enrolled in the offering period commencing on the next business day following such Purchase Date, provided and only if the Fair Market Value per share of Common Stock on the start date of that new offering period is lower than the Fair Market Value per share of Common Stock on the start date of the offering period in which they were currently enrolled.

V.	ELIGIBILITY

A. Each individual who is an Eligible Employee on the start date of an offering period under the Plan may enter that offering period only on such start date. However, an Eligible Employee may participate in only one offering period at a time

B. The date an individual enters an offering period shall be designated his or her Entry Date for purposes of that offering period.

C. Each corporation that becomes a Corporate Affiliate after May 3, 2010 shall automatically become a Participating Corporation effective as of the start date of the first offering date coincident with or next following the date on which it becomes such an affiliate, unless the Plan Administrator determines otherwise prior to the start date of that offering period.

D. To participate in the Plan for a particular offering period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization or other authorized form of contribution allowable for that offering period) and file such forms with the Plan Administrator (or its designate) on or before his or her scheduled Entry Date.

VI.	PAYROLL DEDUCTIONS

A. For each offering period, the Plan Administrator may allow contributions to the Plan to be effected in the form of periodic payroll deductions or one or more other forms specified by the Plan Administrator prior to the start date of the applicable offering period. However, all contributions, whether in the form of payroll deductions or other mode, shall be made solely on the basis of the Participant’s Cash Earnings or Base Salary (as determined by the Plan Administrator prior to the start date of the applicable offering period and to be in effect for all Participants in the offering period) for the offering period up to a maximum of fifteen percent (15%) or such lower percentage as set by the Plan Administrator prior to the start date of that offering period. Unless the Plan Administrator determines otherwise prior to the start of the applicable offering period:

(i) Participant contributions for each offering period shall be solely in the form of payroll deductions, and

(ii) the payroll deductions that each Participant may authorize for purposes of acquiring shares of Common Stock during an offering period may be in any multiple

B-3.

of one percent (1%) of the Base Salary paid to that Participant during each Purchase Interval within such offering period, up to a maximum of fifteen percent (15%), unless the Plan Administrator establishes a different maximum percentage prior to the start date of the applicable offering period.

B. The rate of payroll deduction or other permitted form of contribution so authorized shall continue in effect throughout the offering period, except to the extent such rate is changed in accordance with the following guidelines:

(i) The Participant may, at any time during the offering period, reduce the rate of his or her payroll deduction or other permitted form of contribution to become effective as soon as administratively possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Purchase Interval.

(ii) The Participant may, at any time during the offering period, increase the rate of his or her payroll deduction or other permitted form of contribution (up to the maximum percentage limit for that offering period) to become effective as soon as administratively possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such increase per Purchase Interval.

(iii) The Participant may at any time reduce his or her rate of payroll deduction under the ESPP or other form of permitted contribution to 0%. Such reduction shall become effective as soon as administratively practicable following the filing of the appropriate form with the Plan Administrator. The Participant’s existing payroll deductions or other permitted contribution for the Purchase Interval in which such reduction occurs shall be applied to the purchase of shares of Common Stock on the next scheduled Purchase Date.

C. Payroll deductions shall begin on the first pay day administratively feasible following the Participant’s Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. To the extent the Plan Administrator authorizes other forms of contributions for an offering period, those permitted contributions shall be collected in the manner specified by the Plan Administrator for that offering period. The payroll deductions or other permitted forms of contribution so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account, unless otherwise required by the terms of that offering period. Unless the Plan Administrator determines otherwise prior to the start of the applicable offering period, the amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for any corporate purpose.

D. Payroll deductions or other permitted form of contribution shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

B-4.

E. The Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.

VII.	PURCHASE RIGHTS

A. Grant of Purchase Right. A Participant shall be granted a separate purchase right for each offering period in which he or she participates. The purchase right shall be granted on the Participant’s Entry Date into the offering period. Unless the Plan Administrator determines otherwise prior to the start date of the applicable offering period and subject to the limitations of Article VIII below, each purchase right granted for an offering period shall provide the Participant with the right to purchase up to 2,000 shares of Common Stock on each Purchase Date within that offering period for a maximum of 8,000 shares of Common Stock for that offering period. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

B. Exercise of the Purchase Right. Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than Participants whose payroll deductions or other contributions have previously been refunded pursuant to the Termination of Purchase Right provisions below) on each such Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions or other form of contribution for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

C. Purchase Price. The purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date within the offering period will be established by the Plan Administrator prior to the start of that offering period, but in no event shall such purchase price be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant’s Entry Date into that offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

D. Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the offering period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions or other permitted form of contribution during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed Two Thousand (2,000) shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. In addition, the maximum number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date shall not exceed Two Hundred Thousand (200,000) shares, subject to periodic

B-5.

adjustments in the event of certain changes in the Corporation’s capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant (and the corresponding maximum number of shares purchasable per Participant for that offering period) and in total by all Participants on each Purchase Date within that offering period.

E. Excess Payroll Deductions/Contributions. Any payroll deductions or other form of contribution not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions or other permitted form of contribution not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable per Participant or in the aggregate on the Purchase Date shall be promptly refunded.

F. Suspension of Payroll Deductions/Contributions. In the event that a Participant is, by reason of the accrual limitations in Article VIII, precluded from purchasing additional shares of Common Stock on one or more Purchase Dates during the offering period in which he or she is enrolled, then no further payroll deductions or other form of contribution permitted for that offering period shall be collected from such Participant with respect to those Purchase Dates. The suspension of such deductions or contributions shall not terminate the Participant’s purchase right for the offering period in which he or she is enrolled, and payroll deductions or other form of contribution shall automatically resume on behalf of such Participant once he or she is again able to purchase shares during that offering period in compliance with the accrual limitations of Article VIII.

G. Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

(i) A Participant may withdraw from the offering period in which he or she is enrolled by filing the appropriate form with the Plan Administrator (or its designate) at any time prior to the next scheduled Purchase Date in that offering period, and no further payroll deductions or other permitted form of contribution shall be collected from the Participant with respect to the offering period. Any payroll deductions or other permitted contributions collected during the Purchase Interval in which such withdrawal occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time of such withdrawal, then the payroll deductions or other permitted form of contribution collected with respect to the Purchase Interval in which such withdrawal occurs shall be refunded as soon as possible.

(ii) The Participant’s withdrawal from the offering period shall be irrevocable, and the Participant may not subsequently rejoin that offering period. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into that offering period.

B-6.

(iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions or other permitted contributions for the Purchase Interval in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions or other permitted contributions collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions or other permitted form of contribution be collected on the Participant’s behalf during such leave. Upon the Participant’s return to active service (x) within three (3) months following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant is provided with reemployment rights by statute or contract, his or her payroll deductions or other permitted form of contribution under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence which exceeds in duration the applicable (x) or (y) time period will be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into the offering period.

H. Change in Control. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions or other permitted contributions of each Participant for the Purchase Interval in which such Change in Control occurs to the purchase of whole shares of Common Stock at the purchase price per share in effect for that Purchase Internal pursuant to the Purchase Price provisions of Paragraph B of this Article VII. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of Common Stock purchasable in total by all Participants.

The Corporation shall use reasonable efforts to provide at least ten (10)-days prior written notice of the occurrence of any Change in Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.

I. Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions or other permitted form of contribution of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

B-7.

J. ESPP Broker Account. The shares purchased on behalf of each Participant shall be deposited directly into a brokerage account which the Corporation shall establish for the Participant at a Corporation-designated brokerage firm. The account will be known as the ESPP Broker Account. Except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the Participant's Entry Date into the offering period in which the shares were purchased and (ii) the end of the one (1)-year measured from the actual purchase date of those shares. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

The foregoing procedures shall not in any way limit when the Participant may sell his or her shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the ESPP Broker Account. In addition, the Participant may request a stock certificate or share transfer from his or her ESPP Broker Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any shares held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account for use as collateral for a loan, unless those shares have been held for the required holding period.

The foregoing procedures shall apply to all shares purchased by the Participant under the Plan, whether or not the Participant continues in Employee status.

K. Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

L. Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII.	ACCRUAL LIMITATIONS

A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under the Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000.00) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B-8.

B. For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

(i) The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period on which such right remains outstanding.

(ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000.00) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions or other permitted form of contribution which the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

D. In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

IX.	EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan shall become effective for the offering period commencing on the Effective Date; provided, however, that (i) the purchase rights for that initial offering period shall be subject to the provisions of Paragraph E of Article IV and (ii) no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any Stock Exchange (or the Nasdaq Stock Market, if applicable) on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation.

B. The Plan shall serve as the successor to the Predecessor Plan, and no further offering periods under the Predecessor Plan shall commence after November 1, 2009.

C. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in April 2020, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions or other forms of contribution shall be collected, under the Plan following such termination.

B-9.

X.	AMENDMENT OF THE PLAN

A. The Board may alter or amend the Plan at any time to become effective as of the start date of the next offering period thereafter under the Plan. In addition, the Board may suspend or terminate the Plan at any time to become effective immediately following the close of any Purchase Interval.

B. In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation’s stockholders: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization or (ii) modify the eligibility requirements for participation in the Plan.

XI.	GENERAL PROVISIONS

A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C. The provisions of the Plan shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

B-10.

Schedule A

Corporations Participating in

the Sangamo BioSciences, Inc. 2010

Employee Stock Purchase Plan

Sangamo BioSciences, Inc.

APPENDIX

The following definitions shall be in effect under the Plan:

A. Base Salary shall mean the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan. Base Salary shall be calculated before deduction of (i) any income or employment tax withholdings or (ii) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Base Salary shall not include (i) any overtime payments, bonuses, commissions, profit-sharing distributions or other incentive-type payments received during the Participant’s period of participation or (ii) any contributions made by the Corporation or any Corporate Affiliate on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from his or her Base Salary).

B. Board shall mean the Corporation’s Board of Directors.

C. Cash Earnings shall mean (i) the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan and (ii) any overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments received during such period. Cash Earnings shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. Cash Earnings shall not include any contributions made on the Participant’s behalf by the Corporation or any Corporate Affiliate to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from such Cash Earnings).

D. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction,

(ii) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation, or

B-B-1

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders.

E. Code shall mean the Internal Revenue Code of 1986, as amended.

F. Common Stock shall mean the Corporation’s common stock.

G. Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

H. Corporation shall mean Sangamo BioSciences, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Sangamo BioSciences, Inc., which shall assume the Plan.

I. Effective Date shall be May 3, 2010. Any Corporate Affiliate that becomes a Participating Corporation after such Effective Date shall designate a subsequent Effective Date with respect to its employee-Participants.

J. Eligible Employee shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings that are considered wages under Code Section 3401 (a); provided, however, that the Plan Administrator may, prior to the start of the applicable offering period, waive one or both of the twenty (20) hour and five (5) month service requirements.

K. Entry Date shall mean the date an Eligible Employee first commences participation in the offering period in effect under the Plan. The earliest Entry Date under the Plan shall be the Effective Time.

L. Fair Market Value per share of Common Stock on any relevant date shall be the closing price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on date on question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Select or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock

B-B-2

is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

M. 1933 Act shall mean the Securities Act of 1933, as amended.

N. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

O. Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

P. Participating Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan are listed in attached Schedule A.

Q. Plan shall mean the Sangamo BioSciences, Inc. 2010 Employee Stock Purchase Plan, as set forth in this document.

R. Plan Administrator shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.

S. Predecessor Plan shall mean the Corporation’s 2000 Employee Stock Purchase Plan.

T. Purchase Date shall mean the last business day of each Purchase Interval.

U. Purchase Interval shall mean each successive six (6)-month period within the offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant; provided, however, that the Plan Administrator may, prior to the start of the applicable offering period, designate a different duration for the Purchase Intervals within that offering period.

V. Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

B-B-3

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the

two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be

received by 1:00 a.m., Central Time, on June 2, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/SGMO • Follow the steps outlined on the secured website.

Vote by telephone

  • Call toll free 1-800-652-VOTE (8683) within the

    USA, US territories & Canada any time on a

    touch tone telephone. There is NO CHARGE to

    you for the call.

  •  Follow the instructions provided by the recorded

    message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and
FOR Proposal 3.

1. To	elect eight directors to serve on the Board of Directors for a one-year term ending at the Annual Meeting held in 2011 or until their successors are duly elected and qualified:

Nominees:

	For	Withhold		For	Withhold		For	Withhold	+
01 - Edward O. Lanphier II	☐	☐	02 - Paul B. Cleveland	☐	☐	03 - Stephen G. Dilly, M.B.B.S., Ph.D.	☐	☐

04 - William G. Gerber, M.D.	☐	☐	05 - John W. Larson	☐	☐	06 - Steven J. Mento, Ph.D.	☐	☐

07 - William R. Ringo	☐	☐	08 - Thomas G. Wiggans	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐	3. To approve the 2010 Employee Stock Purchase Plan (“Purchase Plan”).	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, GIVE FULL NAME AND TITLE AS SUCH.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    ▼

Proxy — Sangamo BioSciences, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 2, 2010

The undersigned hereby appoints Edward O. Lanphier II and H. Ward Wolff and each of them, as proxies of the undersigned, with full power of substitution, to vote all shares of Sangamo BioSciences, Inc. Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2010 Annual Meeting of Stockholders of Sangamo BioSciences, Inc., to be held at 501 Canal Boulevard, Richmond, California 94804 on June 2, 2010 at 9:00 a.m. or at any postponement or adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AT THE DISCRETION OF THE PROXY ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

(SEE PROXY STATEMENT FOR DISCUSSION OF ITEMS)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE